Exhibit 10.1

CONTRIBUTION AGREEMENT

AMONG

CARE FOR KIDS – USA, LLC,

a Delaware limited liability company,

CENTRAL’S TOOTH DOCTOR FOR KIDS, LLC,

an Arizona limited liability company,

A TOOTH DOCTOR FOR KIDS, LLC,

a Nevada limited liability company,

EAST VALLEY’S TOOTH DOCTOR, L.L.C.,

an Arizona limited liability company,

ARIZONA’S TOOTH DOCTOR FOR KIDS – GLOBE, LLC,

an Arizona limited liability company,

ARIZONA’S KIDS DENTAL CARE, LLC,

an Arizona limited liability company,

ARIZONA’S TOOTH DOCTOR, PC,

an Arizona professional corporation,

BRENCHLEY DENTAL CONTRACTING, PLC,

an Arizona professional corporation,

ERICKSON FAMILY TRUST dated July 20, 2000,

with Christine E. Erickson and Jeffrey T. Erickson as Trustees,

ERICKSON INVESTMENT LIMITED PARTNERSHIP,

a Nevada limited partnership,

ERICKSON CHILDREN’S EDUCATIONAL TRUST dated December 29, 1999,

with Christine E. Erickson and Jeffrey T. Erickson as Trustees,

AND

JEFFREY T. ERICKSON, D.D.S.,

CHRISTOPHER BARNEY, D.D.S.,

EMERICO GOMEZ, JR., D.D.S.

PAUL BRENCHLEY, D.D.S.

CHRISTE D. ERICKSON

October 25, 2006

ARTICLE I	CONTRIBUTION OF PROPERTY	2

1.1.	Contribution of Property	2

1.2.	Excluded Assets	3

1.3.	Liabilities Assumed	3

1.4.	Consideration	4

1.5.	Closing	7

1.6.	Conveyance Documents	7

1.7.	Possession	8

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF THE PARTIES	8

2.1.	Representations and Warranties of Care for Kids	8

2.2.	Representations and Warranties of Sellers and Owners	8

ARTICLE III	COVENANTS OF THE PARTIES	8

3.1.	Mutual Covenants	8

3.2.	Covenants of Tooth Doctor	9

3.3.	Closing Deliveries of Care for Kids	12

3.4.	Employment and Employee Benefits Matters	13

3.5.	Additional Terms	14

ARTICLE IV	INDEMNIFICATION	15

4.1.	Survival of Representations, Warranties, and Agreements	15

4.2.	Indemnification	15

4.3.	Limitations on Indemnification	16

4.4.	Procedure for Indemnification with Respect to Third-Party Claims	16

4.5.	Procedure for Indemnification with Respect to Non-Third-Party Claims	17

4.6.	Right of Setoff	18

ARTICLE V	MISCELLANEOUS	18

5.1.	Power of Attorney	18

5.2.	Notices	18

5.3.	Legal Representation; No Tax Advice	19

5.4	Non-Waiver	19

5.5.	Genders and Numbers	19

5.6.	Headings	19

5.7.	Counterparts	19

5.8.	Entire Agreement	20

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5.9.	No Third Party Beneficiaries	20

5.10.	Governing Law	20

5.11.	Successors; Assignment	20

5.12.	Remedies	20

5.13.	Expenses	20

5.14.	Severability	20

5.15.	Further Assurances	20

5.16.	Financial Calculations	21

Exhibit 1.4(a)	Settlement Statement
Exhibit 1.4	Allocation of Contribution
Exhibit A	Representations and Warranties of Care for Kids
Exhibit B	Representations and Warranties of Tooth Doctor
Exhibit C	Additional Covenants; Conditions; and Terms

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DEFINED TERMS LOCATOR LIST

Term	Section
2007 EBITDA	1.4(d)

Accounts Receivable	1.1(h)
Acquisition Proposal	Exhibit C, Section 1(b)
Additional Documents	4.1(a)
ADP-CFK	1.4(d)
ADPI	1.4(d)
Affiliate	3.2(b), except Exhibit B, Section B.19(a) (for Section B.19 only) and Section B.21 (for Section B.21 only)
Affiliated Company	3.2(b)
Agent	5.1
Agreement	Introduction
AHCCCS	Background Information
Applicable Laws	Exhibit B, Section B.11
Arizona Subsidiary	Introduction
Assignable Permits	1.1(e)
Assignment and Assumption Agreement	1.4(b)
Assignment and Assumption of Lease	3.2(d)(viii)
Assignment, Assumption, and Amendment of Lease	3.2(d)(vii)
Assumed Contracts	1.1(d)
Assumed Liabilities	1.3

Brenchley PLC	Introduction
Business	Background Information

Care for Kids	Introduction
Cash Consideration	1.4(a)
Central	Introduction
Claim Event	3.4(b)(iv)
Closing	1.5
Closing Date	1.5
COBRA	3.4(b)(v)
Code	1.4
Contributed Property	1.1
Contribution	Background Information
Credit Balances	4.3(f)

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Damages	4.2(a)
Dentist Agreements	1.1(l)
Dentistry Restricted Territory	3.2(b)
Doctor for Kids	Introduction
Dr. Barney	Introduction
Dr. Brenchley	Introduction
Dr. Erickson	Introduction
Dr. Gomez	Introduction

Earn Out Payment	1.4(d)
East Valley	Introduction
EBITDA	1.4(d)
Effective Time	1.5
EILP	Introduction
Employee Plans	Exhibit B, Section B.19(a)
Entity	Exhibit A, Section A.3
Environmental Laws	Exhibit B, Section B.11
Erickson Children’s Trust	Introduction
Erickson Living Trust	Introduction
ERISA	Exhibit B, Section B.19(a)
Estimated Closing Balance Sheet	Exhibit B, Section B.7(c)
Excluded Assets	1.2
Exhibit A	2.1
Exhibit B	2.2
Exhibit C	1.5

FFE, Inventory, and Supplies	1.1(a)
Financial Statements	Exhibit B, Section B.7(a)
Future Service Contracts	1.1(k)

Globe	Introduction
Goodwill	1.1(m)
Governmental Programs	Exhibit B, Section B.27
Governmental Reimbursement Laws	Exhibit B, Section B.27

Incorporated Documents	5.8
Indemnifiable Claims	4.2(b)
Indemnified Party	4.4(a)
Indemnifying Party	4.4(a)
Intangibles	1.1(f)
Interim Statements	Exhibit B, Section B.7(b)
Investment Questionnaire	3.2(d)(x)

KeyBank	Exhibit A, Section A.2(b)
KeyBank Credit Facility	Exhibit A, Section A.2(b)
Kids Dental	Introduction

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Majority-in-Interest	Exhibit C, Section 4
Material Adverse Effect	Exhibit B, Section B.9(a)
Material Agreement	Exhibit B, Section B.20
Ms. Erickson	Introduction

New Employees	3.4(b)(i)
New Employment Agreement	3.2(d)(v)
New Office Lease	3.2(d)(ix)
Notes Receivable	1.1(b)

Operating Agreement	3.2(d)(iv)
Owners	Introduction

Parties	Introduction
Patient Records	1.1(i)
Pension Plans	Exhibit B, Section B.19(a)
Permits	Exhibit B, Section B.11
Plans	3.4(b)(iii)
Pre-Closing Period	Exhibit C, Section 1(a)
Prepaids	1.1(c)
Proprietary Rights	Exhibit B, Section B.12

Related Party Payables	Exhibit B, Section B.21
Related Party Receivables	Exhibit B, Section B.21
Required Cash	1.1(g)
Response Period	4.4(a)
Restricted Period	3.2(b)
Restricted Territory	3.2(b)

Sellers	Introduction
Settlement Statement	1.4(a)
Software	Exhibit B, Section B.12

Third-Party Claim	4.4(a)
Third-Party Payor Agreements	1.1(j)
Tooth Doctor	Introduction
Tooth PC	Introduction
Top 10 Third-Party Payors	Exhibit B, Section B.20
To the best of Care for Kids’ knowledge	2.1
To the best of each Seller or Owner’s knowledge	2.2

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CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made October 25, 2006, among Care for Kids – USA, LLC, a Delaware limited liability company (“Care for Kids”), Central’s Tooth Doctor for Kids, LLC, an Arizona limited liability company (“Central”), A Tooth Doctor for Kids, LLC, a Nevada limited liability company (“Doctor for Kids”), East Valley’s Tooth Doctor, L.L.C., an Arizona limited liability company (“East Valley”), Arizona’s Tooth Doctor for Kids – Globe, LLC, an Arizona limited liability company (“Globe”), Arizona’s Kids Dental Care, LLC, an Arizona limited liability company (“Kids Dental”) (Central, Doctor for Kids, East Valley, Globe, and Kids Dental may be referred to herein collectively as “Sellers”), and Arizona’s Tooth Doctor, PC, an Arizona professional corporation (“Tooth PC”), Jeffrey T. Erickson, D.D.S. (“Dr. Erickson”), Christopher Barney, D.D.S. (“Dr. Barney”), Emerico Gomez, Jr. (“Dr. Gomez”), Paul Brenchley, D.D.S. (“Dr. Brenchley”), Christe D. Erickson (“Ms. Erickson”), Brenchley Dental Contracting, PLC, an Arizona professional corporation controlled by Dr. Brenchley (“Brenchley PLC”), Erickson Family Trust dated July 20, 2000, with Christine E. Erickson and Jeffrey T. Erickson as Trustees (“Erickson Living Trust”), Erickson Investment Limited Partnership, a Nevada limited partnership controlled by Dr. Erickson (“EILP”), and the Erickson Children’s Educational Trust dated December 29, 1999, with Christine E. Erickson and Jeffrey T. Erickson as Trustees (“Erickson Children’s Trust”) (Tooth PC, Dr. Erickson, Dr. Barney, Dr. Gomez, Dr. Brenchley, Ms. Erickson, Brenchley PLC, Erickson Living Trust, EILP, and Erickson Children’s Trust may be referred to herein collectively as “Owners”). Sellers and Owners may sometimes be referred to herein collectively as “Tooth Doctor.” Care for Kids and Tooth Doctor may be referred to herein collectively as the “Parties.” Care for Kids shall perform or cause to be performed any obligation in this Agreement that is to be performed by Care for Kids of Arizona, LLC, a Delaware limited liability company and wholly-owned subsidiary of Care for Kids (“Arizona Subsidiary”).

Background Information

Tooth Doctor operates a dental practice specializing in the treatment of children, including primarily children covered by Arizona’s Medicaid program called Arizona Health Care Cost Containment System (“AHCCCS”), with five locations in the Phoenix, Arizona metropolitan area and one location in Globe, Arizona (the “Business”). Sellers desire to contribute substantially all of their assets used in the Business to Care for Kids, subject to certain liabilities, and Care for Kids desires to assume those liabilities and to admit Owners as members of Care for Kids, all as more fully described below (collectively, the “Contribution”). The Parties are entering into this Agreement to provide for the Contribution and certain related transactions and agreements.

Statement of Agreement

The Parties acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

ARTICLE I

CONTRIBUTION OF PROPERTY

1.1. Contribution of Property. On the terms and subject to the conditions described in this Agreement, at the Closing (as defined in Section 1.5, below), Sellers shall contribute, assign, transfer, convey, and deliver to Care for Kids all of the assets (other than the Excluded Assets, as defined in Section 1.2, below) used in connection with the operation of the Business (the “Contributed Property”), including without limitation the following:

(a) All furniture, fixtures, equipment, inventory, and office and dental supplies of Sellers (collectively, the “FFE, Inventory, and Supplies”), including without limitation those which are identified on Schedule 1.1(a);

(b) All notes receivable of Sellers (collectively, the “Notes Receivable”), including without limitation those which are identified on Schedule 1.1(b);

(c) All prepaid expenses of Sellers (collectively, the “Prepaids”), including without limitation those which are identified on Schedule 1.1(c);

(d) All of Seller’s rights in, to, and under all contracts which are identified on Schedule 1.1(d) (collectively, the “Assumed Contracts”), including without limitation, with respect to any Assumed Contract that is a lease for a dental facility used by Sellers, any security deposit or letter of credit given under such lease;

(e) All Permits (as defined in Section B.11, below) which are necessary in order for Care for Kids to operate the Business after the Closing (the “Assignable Permits”), including without limitation those which are identified on Schedule 1.1(e);

(f) All Proprietary Rights and Software (each as defined in Section B.12, below) and all goodwill and other intangibles of Sellers (collectively, the “Intangibles”), including without limitation the Proprietary Rights, Software, and Intangibles which are identified on Schedule 1.1(f);

(g) Cash and cash equivalents of Sellers as of the Effective Time, in the following amounts (the “Required Cash”):

(i) If the Closing (as defined in Section 1.5, below) occurs on or after the first day of a month but prior to the sixth day of a month, the Required Cash shall equal $50,000 times the number of business days between the first day of the month and the Closing;

(ii) If the Closing occurs on or after the sixth day of the month but prior to the 22nd day of the month, there shall be no Required Cash, but Care for Kids shall reimburse Sellers for regular accrued payroll obligations incurred on behalf of Care for Kids by paying the difference between the actual regular payroll paid by Sellers and $50,000 times the number of business days between the sixth day of such month and the Closing, all as detailed on the Settlement Statement (as defined in Section 1.4(a)); and

(iii) If the Closing occurs on or after the 22nd day of the month but prior to the first day of the next calendar month, there shall be no Required Cash.

(h) All accounts receivable of Sellers as of the Effective Time (the “Accounts Receivable”), including without limitation those which are identified on Schedule 1.1(h);

(i) All patient records of Sellers (the “Patient Records”);

(j) All agreements between any Seller and any dentist employed or otherwise retained by any Seller (including without limitation the Owners) and any third party providing for payment for dental services rendered by any Seller or such dentist, as applicable (the “Third-Party Payor Agreements”), including without limitation those which are identified on Schedule 1.1(j);

(k) All contracts with patients of any Seller or any dentist employed or otherwise retained by any Seller for the future provision of dental or orthodontic services by Sellers or such dentist, as applicable (the “Future Services Contracts”), including without limitation those which are identified on Schedule 1.1(k);

(l) All employment and independent contractor agreements with dentists and dental specialists employed or otherwise retained by any Seller (the “Dentist Agreements”), including without limitation those which are identified on Schedule 1.1(l); and

(m)	Sellers’ goodwill with respect to the Business as a going concern (collectively, the “Goodwill”).

1.2. Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the following items (the “Excluded Assets”) shall be excluded from the Contribution:

(a) All Permits other than the Assignable Permits;

(b) All corporate or limited liability company books and records of Sellers, including without limitation corporate or limited liability company minute books, stock ledgers, books of account, general ledgers, financial statements, and tax returns and records;

(c) All cash and cash equivalents of Sellers in excess of the Required Cash;

(d) All bank accounts of Sellers as of the Effective Time;

(e) All leasehold improvements; and

(f) The assets identified on Schedule 1.2, if any.

1.3. Liabilities Assumed. Care for Kids shall assume the following liabilities of Sellers (collectively, the “Assumed Liabilities”):

(a) The liabilities of Sellers first arising at or after the Effective Time (as defined in Section 1.5, below) under the Assumed Contracts;

(b) Current trade payables that are outstanding not more than 45 days incurred in the ordinary course of business consistent with past practices, including those payables set forth on Schedule 1.3(b); and

(c) Those other liabilities of the Business, if any, specifically identified in the attached Schedule 1.3(c).

Except as specifically provided in the first paragraph of this Section 1.3, Care for Kids shall not assume, or in any way be liable or responsible for, any claims, liabilities, obligations, or debts of Sellers, including without limitation any liabilities relating to: (i) federal, state or local tax liabilities or obligations of any Seller in respect of periods prior to and through the date of the Closing or resulting from the consummation of the transactions contemplated herein including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, any state and local recording fees and taxes which may arise upon the consummation of the transactions contemplated herein, and any FICA, FUTA, workers’ compensation, and any and all other taxes or amounts due and payable as a result of the exercise by the employees of any Seller of such employee’s right to vacation, sick leave, and holiday benefits accrued while in the employ of a Seller; (ii) any pension, profit sharing, or employee benefit plans covering any of the employees of any Seller for any period prior to the Closing; (iii) express or implied warranties; (iv) any acts or omissions of any Seller or any employee, agent, representative, member, or shareholder of any Seller (including without limitation those related directly or indirectly to any tort claim asserted against any Seller or any employee, agent, or representative of any Seller); (v) claims for breach of contract; and (vi) other claims of any kind whatsoever, or any other liabilities of any Seller, direct or contingent, including without limitation, any matters disclosed in the schedules referenced in Exhibit B and Sellers shall pay or discharge all such liabilities as and when due.

1.4. Consideration. In consideration of the contribution of the Business to Care for Kids:

(a) Cash Consideration. At the Closing, Care for Kids shall pay Sellers through direct payments to the Owners (which shall be deemed payments to Sellers followed by an immediate distribution to Owners) cash in the amount of $18,700,000, by wire transfer (the “Cash Consideration”), allocated and payable to Sellers and Owners as set forth in the Settlement Statement attached to this Agreement as Exhibit 1.4(a) (the “Settlement Statement”), it being understood and agreed that, except as specifically contemplated by §1.3, above, as of the Closing, all debt of the Business, including without limitation equipment leases, outstanding credit card balances and cash advances carried on the Business balance sheet, shall have been paid off, and that Care for Kids shall have the right to pay such pay-off amounts directly to the creditors of the Business out of the Cash Consideration, and reduce the amount of Cash Consideration otherwise payable to Sellers (all as further detailed on the Settlement Statement);

(b) Assumption of Liabilities. At the Closing, Care for Kids shall assume the Assumed Liabilities by executing and delivering an assumption agreement in the form previously agreed upon by the Parties (the “Assignment and Assumption Agreement”), as well as each Assignment, Assumption, and Amendment of Lease (as defined in Section 3.2(d)(vii), below) and each Assignment and Assumption of Lease (as defined in Section 3.2(d)(viii), below); and

(c) Issuance of Units. At the Closing, Care for Kids shall issue to Owners (which shall be deemed issuance to Sellers, followed by an immediate distribution to Owners) 15,000 Units (as defined in the Operating Agreement), representing 15% of the total number of Units issued and outstanding after the issuance of such Units, with such Units allocated among the Sellers and Owners as follows (all as more fully provided for in the Operating Agreement), and in such names as may be directed by Owners, subject to the approval of Care for Kids, which shall not be unreasonably withheld:

			Number of Units of Care for Kids:
Central – 35% of Aggregate Units
Owners:	Tooth PC	85.0%	4,462.500
	Brenchley PLC	12.5%	656.250
	Ms. Erickson	2.5%	131.250

Doctor for Kids – 30.75% of Aggregate Units
Owners:	EILP	99.0%	4,566.375
	Tooth PC	1.0%	46.125

East Valley – 31.25% of Aggregate Units
Owners:	EILP	67.0%	3,140.625
	Dr. Erickson	1.0%	46.875
	Dr. Barney	20.0%	937.500
	Dr. Gomez	10.0%	468.750
	Ms. Erickson	2.0%	93.750

Kids Dental – 3.00% of Aggregate Units
Owners:	EILP	88.0%	396.000
	Brenchley PLC	10.0%	45.000
	Ms. Erickson	2.0%	9.000

(d) Earn Out. Not later than March, 30, 2008, Care for Kids will make an additional cash payment (by wire transfer) by direct payments to Owners (which shall be deemed payments to Sellers followed by an immediate distribution to Owners) in an amount equal to 85% of the result obtained when the amount, if any, by which Arizona Subsidiary’s 2007 EBITDA (as defined below) exceeds $4,000,000 is multiplied by 4 (the “Earn Out Payment”). The Earn Out Payment shall be allocated among Sellers and Owners in the same proportions as the Cash Consideration. For purposes of calculating the 2007 EBITDA all revenues related to the Business, regardless of which entity recognizes such revenues for accounting purposes, shall be included.

For purposes of this Section 1.4(d), the term “2007 EBITDA” means, earnings, before interest, taxes, depreciation, and amortization (“EBITDA”), based upon Generally Accepted Accounting Principles, realized from Sellers’ current dental offices used in the operation of the Business, specifically excluding any dental offices that may be added to Tooth

Doctor or Arizona Subsidiary subsequent to the Closing, net of all direct costs associated with administering the Business, including but not limited to, the costs of the Chief Executive Officer and the Director of Operations of Arizona Subsidiary and related expenses, and any and all inter-company expense allocations for the cost of personnel performing direct services to or on behalf of Arizona Subsidiary, such as accounting, payroll, and similar services, as well as other allocations directly benefiting Arizona Subsidiary, such as external payroll processing fees and practice management software and support fees. Notwithstanding the foregoing, such direct costs shall not include any salary or expenses for other officers or senior managers of any American Dental Partners, Inc., a Delaware corporation (“ADPI”) related entity, including Care for Kids or ADP-CFK, LLC, a Delaware limited liability company and wholly-owned subsidiary of ADPI and parent of Care for Kids (“ADP-CFK”). Notwithstanding the foregoing, to the extent any costs paid by Care for Kids related to the asphalt for the University Drive property is expensed rather than capitalized, such expensed item shall not be included in the calculation of 2007 EBITDA. If applicable, for purposes of the Earn Out Payment calculation, the minority interest expense resulting from the Owners’ equity ownership in Care for Kids shall be added back to EBITDA. Owners shall have the right to engage independent auditors, at reasonable times and upon reasonable prior notice to Care for Kids, to review the books and records of Care for Kids and Arizona Subsidiary in connection with the calculation of the Earn Out; provided that such engagement shall be solely an expense of the Owners.

The Cash Consideration and Earn Out Payment shall be allocated among the Contributed Property in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder. The Parties have agreed upon a preliminary allocation prior to the execution of this Agreement, which allocation is reflected in the Allocation of Consideration attached hereto as Exhibit 1.4. Such allocation shall be finalized after the Closing by Care for Kids and Sellers, each of which must agree to the final allocation. The allocation of the Cash Consideration and Earn Out Payment determined under this Section 1.4 shall be binding on the Parties, shall be used for all purposes on their respective federal, state, and local income tax returns, as applicable, and shall be supported by them in any audits or other disputes or litigation involving any such returns.

The Parties shall timely prepare and file all required tax reports and returns with respect to the allocation of the Cash Consideration and Earn Out Payment under this Section 1.4, such as Internal Revenue Service Form 8594 or any equivalent statement, and shall furnish each other with a copy of any such form or statement no later than 10 days prior to the required filing date. Each such form(s) will be prepared consistent with the allocation of consideration attached as Exhibit 1.4, as it is finalized by the agreement of Care for Kids and each Seller. Sellers shall pay, and Sellers and Owners, jointly and severally, shall indemnify and hold Care for Kids harmless from and against, any and all taxes, assessments, and other charges that may be due and payable in connection with, or which relate in any way to, the transfer of the Contributed Property by Sellers to Care for Kids, including without limitation as a result of the payment of the Cash Consideration and the Earn Out Payment.

It is the express intention of the parties that the transactions described in this Agreement with respect to the contribution of the Contributed Property by Sellers to Care for Kids in exchange for Units be treated as provided in Section 721 of the Code. The parties agree to treat the transaction contemplated by this Agreement for federal income tax purposes, in part as a contribution transaction pursuant to Section 721 of the Code, and in part as a sale of assets and to report the transaction in such a manner on their respective federal income tax returns. In applying Section 704(c) of the Code to the contribution made by Sellers pursuant to this Agreement, Care for Kids shall use the “traditional method with curative allocations” (within the meaning of Treasury Regulation Section 1.704-3(b)). No party has relied on any other party for any tax advice related to the transactions contemplated by this Agreement.

1.5. Closing. The closing of the Contribution and the other transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Joseph M. Udall, 18 East University Drive, Suite 201, Mesa, Arizona 85201, on such date as may be reasonably designated by Care for Kids (the “Closing Date”); provided that the Closing shall be held not later than 10 business days after satisfaction or waiver of all conditions to the Closing set forth in Sections 2 and 3 of Exhibit C attached to this Agreement (“Exhibit C”). The Closing shall be effective as of 12:01 a.m., Phoenix, Arizona time, on the Closing Date (the “Effective Time”), unless otherwise agreed in writing by the Parties. This Agreement may be terminated by the Parties in accordance with Section 4 of Exhibit C attached to this Agreement.

1.6. Conveyance Documents. At the Closing, in consideration of Care for Kids’ payment of the Cash Consideration, issuance of the Units, and assumption of the Assumed Liabilities, Sellers shall convey, assign, and transfer the Assets to Care for Kids through the execution and delivery of the following documents:

(a) A bill of sale for the Required Cash, FFE, Inventory, and Supplies, in the form previously agreed upon by the Parties;

(b) An assignment of the Notes Receivable, Accounts Receivable, Prepaids, Assumed Contracts, Future Services Contracts, Third-Party Payor Agreements, Dentist Agreements, Assignable Permits, Proprietary Rights, Software, Intangibles, Patient Records, and Goodwill, in the form previously agreed upon by the Parties; and

(c) Such other assignment or conveyance documents as may be reasonably requested by Care for Kids.

Without limiting any of the foregoing provisions of this Agreement, if any Owner has any interest in any name, permit, agreement, trademark, service mark, or other Contributed Property to be transferred to Care for Kids, including without limitation any Owner’s interest in the names and federal and state trademarks of “Tooth Doctor,” “A Tooth Doctor for Kids,” “A Tooth Doctor for Kids-East,” “A Tooth Doctor for Kids-Central,” “Arizona’s Tooth Doctor for Kids,” “Arizona’ s Mobile Tooth Doctor,” “The Traveling Mobile Tooth Doctor for Kids,” and “East Valley Tooth Doctor for Kids,” and all related marks and logos, such Owner also shall assign its entire interest in such Contributed Property to Care for Kids, at the Closing, and shall deliver any and all supporting documentation with respect to federal and state trademarks and service marks.

If consents or approvals of any other parties are required for any sales, conveyances, assignments, or transfers contemplated by this Agreement, then the Sellers shall have obtained those consents or approvals prior to the Closing. All costs and expenses related to any such sales, conveyances, assignments, consents or approvals, and all transfer taxes or other similar taxes, assessments, or charges related to the contribution of the Contributed Property to Care for Kids, shall be paid by the Sellers.

1.7. Possession. Care for Kids shall be entitled to exclusive possession of the Contributed Property as of the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

2.1. Representations and Warranties of Care for Kids. In order to induce Tooth Doctor to enter into this Agreement, Care for Kids hereby represents and warrants to Tooth Doctor that the statements contained in Exhibit A attached hereto (“Exhibit A”) are true, correct, and complete, and Care for Kids acknowledges that each representation and warranty made under this Section 2.1 is material to Tooth Doctor and that Tooth Doctor is entering into and performing this Agreement in reliance upon each such representation and warranty. Whenever used in any representation or warranty set forth in Exhibit A, the phrases “to the best of Care for Kids’ knowledge,” “Care for Kids does not know,” “Care for Kids knows,” and words of similar import signify that no information has come to the attention of the President of Care for Kids, or upon reasonable inquiry would have come to the attention of the President of Care for Kids, which gives him, or upon such inquiry would have given him, actual knowledge contrary to such representation or warranty.

2.2. Representations and Warranties of Sellers and Owners. In order to induce Care for Kids to enter into this Agreement, Sellers and Dr. Erickson hereby jointly and severally represent and warrant to Care for Kids that the statements contained in Exhibit B attached hereto (“Exhibit B”) are true, correct, and complete. Each Owner hereby represents to Care for Kids that the statements contained in Exhibit B are true, correct, and complete with respect to the Seller and the business, financial and other matters related to such Seller, in which Owner has a direct or indirect ownership interest. Sellers and Owners acknowledge that each representation and warranty made under this Section 2.2 is material to Care for Kids and that Care for Kids is entering into and performing this Agreement in reliance upon each such representation and warranty. Whenever used in any representation or warranty set forth in Exhibit B, the phrases “to the best of each Seller or Owner’s knowledge,” “Seller or Owner does not know,” “Seller and Owner knows,” and words of similar import signify that no information has come to the attention of any Seller or Owner, or upon reasonable inquiry would have come to the attention of any Seller or Owner, which gives such Seller or Owner, or upon such inquiry would have given such Seller or Owner, actual knowledge contrary to such representation or warranty covenants of the parties.

ARTICLE III

COVENANTS OF THE PARTIES

3.1. Mutual Covenants.

(a) General. Each Party shall use all reasonable efforts to take all actions and do all things necessary, proper, or advisable to consummate the Contribution and the other transactions contemplated by this Agreement, including without limitation using all reasonable efforts to cause the obligations set forth in this Agreement for which such Party is responsible to be satisfied as soon as reasonably practicable and to prepare, execute, acknowledge or verify, deliver, and file such additional documents, and take or cause to be taken such additional actions as any other Party may reasonably request.

(b) Governmental Matters. Each Party shall use all reasonable efforts to take any action that may be necessary, proper, or advisable in connection with any notices to, filings with, and authorizations, consents, and approvals of, any court, administrative agency or commission, or other governmental authority or instrumentality, that it may be required to give, make, or obtain.

3.2. Covenants of Tooth Doctor. Sellers and Owners hereby jointly and severally agree as follows:

(a) Disclosures. After the date of this Agreement, no Seller or Owner shall: (i) disclose to any person, association, firm, corporation or other entity (other than Care for Kids and its representatives, attorneys, accountants, and agents or those designated in writing by Care for Kids) in any manner, directly or indirectly, any proprietary information of the Business, whether of a technical or commercial nature, or (ii) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity (other than Care for Kids and its representatives, attorneys, accountants, and agents or those designated in writing by Care for Kids) to use, in any manner, directly or indirectly, any such information, excepting only (A) use of such information as is at the time generally known to the public and which did not become so known through any breach of any provision of this Section 3.2(a) by any Seller or Owner, and (B) disclosures of information to employees, representatives, attorneys, accountants, and agents of any Seller or Owner who need to know such information and use of such information by employees, representatives, attorneys, accountants, and agents of any Seller or Owner who need to use such information.

(b) Non-Competition. During the Restricted Period (as defined below), no Seller or Owner shall, directly or indirectly (whether individually or as a shareholder (except as a shareholder owning 1% or less of the outstanding capital stock of a publicly traded corporation), partner, member, director, officer, employee, consultant, creditor, or agent of any person, association, or other entity), other than on behalf of an Affiliated Company (as defined below):

(i) Engage in the practice of dentistry or otherwise perform professional dental services or related services anywhere in the Dentistry Restricted Territory (as defined below);

(ii) Manage, operate, control, lend funds to, lend his or its name to, maintain any interest in, or otherwise enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any entity, business, or enterprise which (A) provides, distributes, or promotes any type of management or administrative services or products in the dental field to third parties in competition with any Affiliated Company in the Restricted Territory, or (B) offers any type of dental service or product to third parties substantially similar to those offered by any Affiliated Company to any practice providing dental, orthodontic, periodontic, prosthodontic, endodontic, or other professional dental services, pediatric dentistry or oral surgery anywhere in the Restricted Territory (as defined below);

(iii) Induce or encourage any employee, officer, director, agent, supplier, or independent contractor of any Affiliated Company to terminate its relationship with any such Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company’s relationships with its employees, officers, directors, agents, suppliers, independent contractors, or others; or

(iv) Employ or engage any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, director, manager, or agent of any Affiliated Company.

For purposes of this Section 3.2(b), (A) “Affiliated Company” shall mean ADPI and all Affiliates (as defined below in this Section 3.2(b)) of ADPI; (B) an “Affiliate” of a person shall mean any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person; (C) “Restricted Period” shall mean, with respect to each Seller or Owner, the period beginning on the Closing Date and ending on the later of (1) the fifth anniversary of the Closing Date, or (2) the second anniversary of the date such Seller or Owner (x) no longer has any direct or indirect interest in Care of Kids (or any successor entity) or any Affiliated Company, and (y) is no longer employed or retained by Care for Kids (or any successor entity) or any Affiliated Company and is no longer receiving any compensation or other remuneration from Care for Kids (or any successor entity) or any Affiliated Company; (D) “Restricted Territory” shall mean (1) for all of the Owners a radius of 25 miles from any facility or operation leased, owned, managed, or operated by Care for Kids, and (2) for Dr. Erickson only shall also include Globe, Arizona, the Phoenix, Arizona metropolitan area, and any city, town, county, metropolitan statistical area, or other geographic territory with respect to which Dr. Erickson has been or is hereafter involved in the planning with management of any Affiliated Company regarding the expansion of the Business, the establishment or expansion of a dental practice similar to the Business, including without limitation the expansion of the business of any dental practice to which any Affiliated Company now or hereafter provides services, or the provision of services to any dental practice which is similar to the Business; and (E) “Dentistry Restricted Territory” shall mean (1) for all of the Owners other than Dr. Erickson, a radius of 10 miles from any Arizona Subsidiary offices or facilities at which such Owner has been regularly scheduled to see patients or has seen patients on a regular basis at any time during the two-year period immediately prior to the termination of such Owner’s employment with Arizona Subsidiary, and (2) for Dr. Erickson a radius of ten miles from any Arizona Subsidiary dental office or facility. Nothing in this Section 3.2 shall prohibit any of the Owners from teaching in a dental school or lecturing or providing dental education seminars, provided such Owner is doing so in compliance with any and all terms of any employment agreement with ADP-CFK or Arizona Subsidiary, as applicable, and in accordance with any policies and procedures adopted by either ADP-CFK or Arizona Subsidiary. Subject to any other restrictions binding on any of the Owners, nothing in Section 3.2(b)(ii) shall prohibit any Owner from practicing dentistry as an employee or independent contractor of another company, or managing his own dental practice if such Owner is operating as a sole practitioner.

(c) Injunctive Relief. Sellers and Owners acknowledge and agree that Care for Kids’ remedies at law for any violation or attempted violation of any obligation of any Seller or Owner under this Section 3.2 would be inadequate and that, in the event of any such violation or attempted violation, Care for Kids shall be entitled to a temporary restraining order, temporary and permanent injunctions, and other equitable relief, without the necessity of posting any bond or proving any actual damage, in addition to all other rights and remedies which may be available to Care for Kids from time to time.

(d) Closing Deliveries of Tooth Doctor. At the Closing, Sellers and Owners shall deliver or cause to be delivered to Care for Kids (in addition to the deliveries to be made by Sellers under Article I, above):

(i) Certificates of Good Standing. Certificates of good standing (or their equivalent) for Sellers, each issued not more than 15 days prior to the Closing Date by the secretary of state (or equivalent officer) of the respective states of organization of Sellers and any other state (or, if applicable, foreign jurisdiction) in which any Seller is qualified to do business.

(ii) Secretary’s Certificate. A certificate signed by the Secretary (or equivalent officer or representative) of each Seller, in the form previously agreed upon by Care for Kids and the Tooth Doctor.

(iii) Releases. Evidence reasonably satisfactory to Care for Kids that all mortgages, pledges, liens, security interests, encumbrances, and restrictions of any nature whatsoever encumbering the Contributed Property have been terminated or otherwise released prior to the Closing or are being terminated or otherwise released concurrently with the Closing.

(iv) Operating Agreement. The Care for Kids Limited Liability Company Agreement executed by Owners in the form previously agreed upon by Care for Kids and Owners (the “Operating Agreement”).

(v) Employment Agreements. Employment and non-competition agreements between Arizona Subsidiary and Drs. Barney, Gomez, and Brenchley, each in the form previously agreed upon by Arizona Subsidiary and the employee under such agreement, executed by the employee under each such agreement, and an employment and non-competition agreement between ADP-CFK, LLC, a Delaware limited liability company and wholly-owned subsidiary of ADPI and parent of Care for Kids (“ADP-CFK”) and Dr. Erickson in the form previously agreed upon by ADP-CFK and Dr. Erickson, executed by Dr. Erickson (each such agreement, a “New Employment Agreement”).

(vi) Closing Balance Sheet. The Estimated Closing Balance Sheet (as defined in Exhibit B, Section B.7(c), below), along with an accounts receivable aging report and an accounts payable aging report.

(vii) Lease Matters – Amendments. Separate Assignment, Assumption, and Amendment Agreements, as the case may be, each relating to Sellers’ lease for certain of Sellers’ offices and each in the form previously agreed upon by Arizona Subsidiary, the Seller which is the lessee under the lease, and the landlord under such lease, and each executed by the appropriate Seller and such landlord (each, an “Assignment, Assumption, and Amendment of Lease”).

(viii) Lease Matters – Assumptions. Separate Assignment and Assumption Agreements, as the case may be, each relating to Sellers’ lease for certain of Sellers’ offices and each in the form previously agreed upon by Arizona Subsidiary, the Seller which is the lessee under the lease, and the landlord under such lease, and each executed by the appropriate Seller and such landlord (each, an “Assignment and Assumption of Lease”).

(ix) Lease Matters – New Leases. Separate Office Leases, as the case may be, for certain of Sellers’ offices that are owned by affiliates of Sellers and each in the form previously agreed upon by Arizona Subsidiary and the landlord of the office, and each executed by such landlord (each, a “New Office Lease”).

(x) Investment Questionnaires. Each Owner shall deliver a completed and executed investment questionnaire, in the form provided by Care for Kids (each, an “Investment Questionnaire”).

(xi) Schedules. All schedules to this Agreement, updated to the date of Closing.

(e) Name Change. As soon as reasonably practicable following the Closing and in any event not later than 10 days after the Closing Date, each Seller shall cause its articles of organization, certificate of formation, or similar organizational document to be amended so that such Seller’s name no longer contains the phrase “Tooth Doctor,” the phrase “Kids Dental Care,” the phrase “for Kids,” or any variation or combination of any such phrase or phrases.

3.3. Closing Deliveries of Care for Kids. Concurrently with the execution of this Agreement, Care for Kids shall deliver or cause to be delivered to the Sellers (in addition to the deliveries to be made by Care for Kids under Article I, above):

(a) Certificates of Good Standing. A certificate of good standing or full force and effect for Care for Kids issued not more than 15 days prior to the Closing Date by the secretary of state (or equivalent officer) of Delaware.

(b) Secretary’s Certificate. A certificate signed by the secretary of Care for Kids, in the form previously agreed upon by Care for Kids and Sellers.

(c) Operating Agreement. The Operating Agreement executed by ADP-CFK.

(d) New Employment Agreements. The New Employment Agreements executed by Arizona Subsidiary or ADP-CFK, as applicable.

(e) Lease Matters. Each Assignment, Assumption, and Amendment of Lease, each Assignment and Assumption of Lease, and each New Office Lease, all executed by Arizona Subsidiary.

3.4. Employment and Employee Benefits Matters.

(a) Pension Plan. Prior to Closing, Sellers shall have taken all steps necessary to commence the termination of Tooth PC’s Defined Benefit Pension Plan and any other plan that, if in existence as of the Closing, would constitute an Employee Plan (as defined in Exhibit B, Section B.19) that is a retirement plan qualified under Section 401(a) of the Code, such steps to include, without limitation, execution of board, manager, or member resolutions, as applicable, authorizing such termination. Such plan termination(s) shall be effective as soon as reasonably possible after the Effective Time.

(b) Retention of Employees and Benefits.

(i) As of the Closing Date, Arizona Subsidiary shall offer employment to, and Sellers shall use their best efforts to assist Arizona Subsidiary in employing as new employees of Arizona Subsidiary, those of Sellers’ employees who are listed on Schedule 3.4(b)(i) attached hereto and incorporated herein by reference (the “New Employees”). The terms and conditions of such employment by Arizona Subsidiary shall be in accordance with the employment practices of the Affiliated Companies for their similarly situated employees. Nothing contained herein shall alter, nor shall it be construed to alter in any way, the at-will employment relationship between Arizona Subsidiary and any New Employee. Furthermore, nothing contained in this Agreement shall create, nor shall it be construed to create in any way, rights of any individual not a party to this Agreement. Tooth Doctor shall terminate its employment of all of the New Employees, effective as of the Effective Time.

(ii) Arizona Subsidiary shall be responsible for any and all liabilities for severance costs and payments to which the New Employees are entitled under Arizona Subsidiary’s benefits programs or by law (including any WARN Act liability) arising out of Arizona Subsidiary’s layoff or termination of the New Employees’ employment after the Closing Date. Sellers shall be responsible for any and all liabilities for severance costs and payments to which the New Employees are entitled under Sellers’ benefit programs or by law arising out of Sellers’ layoff or termination of the New Employees’ employment on or prior to the Closing Date.

(iii) Except as set forth herein, Sellers shall retain all of the liabilities and obligations arising under any employee benefit plan, policy, agreement or arrangement maintained, sponsored, or contributed to by Sellers or any entity treated as a single employer with Sellers pursuant to Section 414(b), (c), (m) or (o) of the Code (collectively, “Plans”), including without limitation any obligations with respect to any employees or former employees of Sellers, or to any of such persons’ spouses, children, other dependents or beneficiaries. Care for Kids shall not assume any of the Sellers’ Plans or any liabilities related thereto.

(iv) Sellers shall be responsible for and shall pay any claims or premiums relating to (A) disability, medical, and dental benefits relating to events occurring on or prior to the Closing Date, or, with respect to premium payments, those which are due on or prior to the Closing Date; and (B) workers’ compensation benefits when the same become due and payable, whether prior to or after the Closing Date. Sellers shall be solely responsible for any retiree medical liabilities and related costs of medical and life insurance for persons who shall have retired from any Seller on or prior to the Closing Date. Sellers shall be responsible for employee benefit claims of employees (or their eligible dependents) with respect to Claim Events, hereinafter defined, occurring on or prior to the Closing Date. A “Claim Event” shall be defined as the illness or injury giving rise to the reimbursable event.

(v) Effective on the Closing Date, Arizona Subsidiary agrees to provide all New Employees who accept employment with Arizona Subsidiary with group health plan coverage similar to such coverage that Arizona Subsidiary offers to other similarly situated employees of Arizona Subsidiary, in accordance with the terms and conditions of any group health plan of Arizona Subsidiary (which, in the discretion of Care for Kids, may include the continuation of coverage under Sellers’ plan (if assumed by the Care for Kids) and may be amended or discontinued at any time). Such group health plan (if any) shall recognize the New Employees’ service with Sellers solely for the purposes of determining whether the New Employee has satisfied all applicable waiting periods under Arizona Subsidiary’s group health plan. Any amount paid by the New Employees or their dependents for the current plan year for medical expenses that are treated as a deductible or co-insurance payment under Tooth Doctor’s health insurance plan shall reduce the amount of any deductible or co-insurance payment required to be paid for a similar period under Arizona Subsidiary’s health plan. To the extent Arizona Subsidiary maintains a group health plan for New Employees as of the Closing Date, such plan shall provide health care continuation coverage (pursuant to Section 4980B of the Code and Section 601 et seq. of ERISA (“COBRA”)) to any New Employee who is a “qualified beneficiary” (as such term is defined in Section 4980B(g)(1) of the Code) and who experienced a “qualifying event” (as such term is defined in Section 4980B(f)(3) on, prior to, or after the Closing Date. Such plan shall also provide health care continuation coverage pursuant to COBRA to any other employees of Tooth Doctor who are entitled to COBRA continuation coverage as of the Closing Date, in accordance with the terms and conditions of such plan.

(vi) As soon as reasonably practicable following the Closing Date, New Employees shall be eligible to participate in any 401(k) plan maintained or established by Arizona Subsidiary, in accordance with the terms and conditions of such plan. Nothing contained in this Section 3.4(b) shall require Arizona Subsidiary to continue to maintain or offer a 401(k) plan or any other employee benefit plan, program or arrangement of Sellers for any period of time.

(vii) All of Arizona Subsidiary’s employee benefit plans, programs and arrangements in which the New Employees become eligible to participate shall credit such New Employees with a period of service beginning on their original hire date with Sellers for purposes of eligibility and any other purpose required by law.

(viii) Arizona Subsidiary shall assume and be responsible for, and shall give full credit for, all vacation benefits of the New Employees accrued but not taken as of the Closing Date.

3.5. Additional Terms. Since this Agreement is being executed and delivered in advance of the Closing, the Parties hereby agree to the additional covenants, documents, and other terms set forth on Exhibit C.

ARTICLE IV

INDEMNIFICATION

4.1. Survival of Representations, Warranties, and Agreements.

(a) Subject to the limitations set forth in Section 4.3, below, and notwithstanding any investigation conducted at any time by or on behalf of Care for Kids, all representations, warranties, covenants, and agreements of Sellers and Owners in this Agreement and in any other documents executed or delivered by Sellers or Owners pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (the “Additional Documents”) shall survive the execution, delivery, and performance of this Agreement and the Additional Documents.

(b) As used in this Article, any reference to a representation, warranty, or covenant contained in any section of this Agreement shall include any schedule relating to such section.

4.2. Indemnification.

(a) Subject to the limitations set forth in Section 4.3, below, Sellers and Dr. Erickson shall, jointly and severally, indemnify and hold harmless Care for Kids from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, attorneys’ fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, “Damages”), asserted against, resulting in, imposed upon, or incurred or suffered by Care for Kids, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations and warranties, covenants, or agreements made by any Seller or Dr. Erickson in this Agreement or the Additional Documents. Owners shall severally indemnify and hold harmless Care for Kids from and against any and all Damages asserted against, resulting in, imposed upon, or incurred or suffered by Care for Kids, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations and warranties, covenants, or agreements made by such Owner in this Agreement or the Additional Documents.

(b) For purposes of this Agreement, the term “Indemnifiable Claims” shall mean the matters with respect to which Care for Kids is entitled to indemnification under Section 4.2(a).

(c) For purposes of this Article, all Damages shall be computed net of any insurance coverage which reduces the Damages that would otherwise be sustained, provided that in all cases the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

(d) Care for Kids shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in Section 4.2(a), above, if the same shall be suffered by any parent, subsidiary, or other Affiliate (as defined in Section 3.2(b), above) of Care for Kids.

4.3. Limitations on Indemnification. Rights to indemnification under Sections 4.2(a) are subject to the following limitations:

(a) The obligation of indemnity with respect to the representations and warranties set forth in Section B.10 of Exhibit B as to unclaimed property under the Revised Arizona Unclaimed Property Act and the absence of unpaid or undisclosed taxes (including any interest, penalties or expenses) of Sellers and Owners shall terminate on the expiration of the respective periods of limitations applicable to collection of unclaimed property under laws then applicable to such unclaimed property and to assessment and collection of taxes under laws then applicable to such taxes.

(b) The obligation of indemnity with respect to the representations and warranties set forth in Section B.19 of Exhibit B shall terminate upon expiration of the respective statutes of limitation applicable to the items addressed in such section.

(c) The obligation of indemnity with respect to the representations and warranties contained in Sections B.2, B.3, B.5, and B.11 of Exhibit B shall not expire.

(d) The obligation of indemnity with respect to the representations and warranties set forth in Exhibit B other than those addressed in the immediately preceding subsections (a), (b), and (c) shall terminate on the third anniversary of the Closing Date.

(e) The foregoing provisions of this Section 4.3 notwithstanding, if, prior to the termination of any obligation of indemnity, written notice of a claimed breach or other occurrence or matter giving rise to a claim of indemnification is given by Care for Kids to any Seller or Owner, or a suit, action, or other proceeding based upon a claimed breach is commenced against any Seller or Owner, Care for Kids shall not be precluded from pursuing such claimed breach, occurrence, other matter, or suit or action, or from recovering from Sellers and Owners, or any of them (whether through the courts or otherwise), on the claim, suit, action, or proceeding, by reason of the termination otherwise provided for above.

(f) If, following the Closing, Care for Kids determines that the aggregate of credit balances for any patients, insurance payors, or other entities for services rendered prior to the Closing (collectively, the “Credit Balances”) exceeds the amount represented in Exhibit B.30, then the Sellers and Dr. Erickson agree, jointly and severally, to personally fund any and all such Credit Balances in excess of the amount represented in Exhibit B.30 or reimburse Arizona Subsidiary for payment of the aggregate Credit Balances exceeding the amount represented in Exhibit B.30.

4.4. Procedure for Indemnification with Respect to Third-Party Claims.

(a) If Care for Kids (hereinafter being an “Indemnified Party”) desires to seek indemnification under this Article with respect to an Indemnifiable Claim resulting from the assertion of liability by a third party (a “Third-Party Claim”), it shall give notice to Sellers and Owners (hereinafter each being an “Indemnifying Party”) within a reasonable period of time of the Indemnified Party’s becoming aware of any such Third-Party Claim, which notice shall set forth a summary of such material information with respect to such Third-Party Claim as is then reasonably available to the Indemnified Party. If any Third-Party Claim is asserted against an

Indemnified Party and the Indemnified Party notifies the Indemnifying Party of such Third-Party Claim, the Indemnifying Party shall be entitled, if the Indemnifying Party so elects by written notice delivered to the Indemnified Party within a reasonable period of time (not to exceed 10 business days in any event) after receiving the Indemnified Party’s notice (the “Response Period”), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing: (i) the Indemnified Party shall not have any obligation to give any notice of any Third-Party Claim unless the assertion of liability with respect thereto is in writing; (ii) the rights of the Indemnified Party to be indemnified in respect of Indemnifiable Claims resulting from the assertion of any Third-Party Claim shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced by such failure; and (iii) each Party shall cooperate with any other Party in all ways reasonably requested by such other Party in connection with the defense of any such Third-Party Claims. With respect to any Third-Party Claim that results in a claim for indemnification under this Article, the Parties shall make available to each other all relevant information in their possession which is material to any such Third-Party Claim.

(b) In the event that the Indemnifying Party fails to assume the defense of the Indemnified Party against any Third-Party Claim within the Response Period, the Indemnified Party shall have the right to defend, compromise or settle such Third-Party Claim on behalf, for the account, and at the risk of the Indemnifying Party.

(c) Notwithstanding anything in this Section 4.4 to the contrary: (i) if there is a reasonable probability that a Third-Party Claim may materially and adversely affect an Indemnified Party or its subsidiaries or other Affiliates (as defined in Section 3.2(b), above), other than as a result of money damages or other money payments, then the Indemnified Party shall have the right, at the cost and expense of the Indemnifying Party, to defend, compromise, or settle such Third-Party Claim; and (ii) the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any Third-Party Claim or consent to entry of any judgment in respect of any Third-Party Claim unless such settlement, compromise, or consent includes as an unconditional term the giving by the claimant or the plaintiff to the Indemnified Party (and its subsidiaries and other Affiliates (as defined in Section 3.2(b), above)) of a release from all liability in respect of such Third-Party Claim.

4.5. Procedure for Indemnification with Respect to Non-Third-Party Claims. In the event that an Indemnified Party asserts the existence of an Indemnifiable Claim giving rise to Damages other than an Indemnifiable Claim resulting from a Third-Party Claim, it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted. If the Indemnifying Party, within twenty (20) days after the receipt of such notice by the Indemnified Party, has not given written notice to the Indemnified Party announcing its intention to contest such assertion by the Indemnified Party, such assertion shall be deemed accepted and the amount of the Indemnifiable Claim shall be deemed a valid Indemnifiable Claim. If, however, the Indemnifying Party contests the assertion of an Indemnifiable Claim by giving such written notice to the Indemnified Party within such 20-day period, then the Parties, acting in good faith, shall attempt to negotiate a resolution of such Indemnifiable Claim during the 20-day period following such notice from the Indemnifying Party, but, if they are unable to do so, then each Party may pursue any rights or remedies available to it.

4.6. Right of Setoff. Care for Kids shall have the right to set off any amounts owing to it by any Seller or Owner under this Agreement or any Additional Document against any amounts owing to such Seller or Owner by Care for Kids.

ARTICLE V

MISCELLANEOUS

5.1. Power of Attorney. Each Seller and each Owner hereby irrevocably appoints Dr. Erickson as the attorney-in-fact and agent (the “Agent”) of such Seller or Owner and grants to the Agent full power and authority to take any and all actions, and perform and do any and all things, in such Seller’s or Owner’s place and stead, which the Agent may deem necessary or appropriate in connection with this Agreement or the transactions contemplated by this Agreement, as fully as such Seller or Owner might or could do if personally present and acting, including without limitation executing, acknowledging or verifying, and delivering any amendments, consents, acknowledgements or other documents relating to this Agreement or the transactions contemplated by this Agreement, receiving and giving notices under this Agreement, and taking any and all other actions which are permitted or required to be taken by any Seller or Owner under this Agreement.

5.2. Notices. All notices and other communications under this Agreement to any Party shall be in writing and shall be deemed given when delivered personally, transmitted by facsimile (which is confirmed) to that Party at the facsimile number for that Party set forth below, mailed by certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Parties), or delivered to Federal Express, UPS, or any similar express delivery service for delivery to that Party at that address:

(a)	If to Care for Kids:

c/o American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, Massachusetts 01880-1249

Attention: Gregory A. Serrao, Chairman and Chief Executive Officer

Facsimile No.: (781) 224-4216

with a copy to:

Baker & Hostetler LLP

65 East State Street, Suite 2100

Columbus, Ohio 43215

Attention: Gary A. Wadman, Esq.

Facsimile No.: (614) 462-2616

(b)	If to Tooth Doctor:

Dr. Jeffrey T. Erickson

3616 E. Tremaine Court

Gilbert, AZ 85234

Facsimile No.: (480) 632-7660

with a copy to:

The Law Firm of Joseph M. Udall, PLC

18 East University, Suite 201

Mesa, Arizona 85201

Attention: Joseph M. Udall, Esq.

Facsimile No.: (480) 898-3435

5.3. Legal Representation; No Tax Advice. Each Seller and Owner acknowledges and agrees that The Law Firm of Joseph M. Udall, PLC has only represented the interests of Dr. Erickson individually in connection with the negotiation and execution of this Agreement and the transactions contemplated herein. EACH SELLER AND OWNER ACKNOWLEDGES THAT IT/HE/SHE HAS BEEN GIVEN THE OPPORTUNITY TO HAVE ATTORNEYS OF SUCH SELLER OR OWNER’S CHOOSING REVIEW THIS AGREEMENT AND ALL OTHER AGREEMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each Seller, Owner and Dr. Erickson have consulted their own tax advisors and obtained competent tax advice prior to executing this agreement.

5.4. Non-Waiver. No failure by any Party to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, any other Party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect or constitute a waiver of any Party’s right to demand strict compliance with the provisions of this Agreement.

5.5. Genders and Numbers. Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

5.6. Headings. The headings of the various articles and sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such articles and sections, and shall be ignored in construing this Agreement.

5.7. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A Party may execute this Agreement and transmit its signature by facsimile, which shall be fully binding, and the Party taking such actions shall deliver a manually signed original as soon thereafter as is practicable.

5.8. Entire Agreement. This Agreement (including all exhibits, schedules, and other documents referred to in this Agreement (the “Incorporated Documents”), all of which are hereby incorporated by reference) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. All obligations of any Party under any Incorporated Document shall constitute an obligation of such Party under this Agreement. Any capitalized terms used in any Incorporated Document which are not otherwise defined therein shall have the respective meanings given such terms in this Agreement. This Agreement may not be amended except by a written instrument signed by or on behalf of all Parties.

5.9. No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation, or legal entity, other than the Parties, any rights, remedies, or other benefits under or by reason of this Agreement.

5.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

5.11. Successors; Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the Parties and their respective heirs, personal representatives, successors, and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be transferred or assigned by any of the Parties without the prior written consent of the other Parties. Any assignment in violation of the foregoing shall be null and void.

5.12. Remedies. All rights and remedies of each Party under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity.

5.13. Expenses. Each Party shall bear his, her, or its respective legal, accounting, and other costs and expenses associated with the transactions contemplated by this Agreement (including without limitation the costs of any brokers and financial advisors).

5.14. Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court’s determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

5.15. Further Assurances. Each Party shall execute, acknowledge or verify, and deliver any and all documents which may from time to time be reasonably requested by the other Party to carry out the purpose and intent of this Agreement.

5.16. Financial Calculations. All financial calculations made pursuant to or in connection with this Agreement shall be made in accordance with generally accepted accounting principles applied on a consistent basis.

[Remainder of page intentionally left blank.]

Each of the undersigned confirms that he, she, or it has read and fully understands this Agreement and the exhibits attached hereto, including without limitation the representations, warranties, and covenants contained in Exhibits A, B, and C (in conjunction with the schedules referred to therein, as applicable).

CARE FOR KIDS – USA, LLC		ARIZONA’S TOOTH DOCTOR, P.C.

By:	/s/ Breht T. Feigh	By:	/s/ Jeffrey T. Erickson
Its:	Vice President	Its:	President

CENTRAL’S TOOTH DOCTOR FOR KIDS, LLC

		By:	/s/ Jeffrey T. Erickson
		Its:	Manager

A TOOTH DOCTOR FOR KIDS, LLC

		By:	/s/ Jeffrey T. Erickson
		Its:	Manager

EAST VALLEY’S TOOTH DOCTOR, LLC

		By:	/s/ Jeffrey T. Erickson
		Its:	Manager

ARIZONA’S TOOTH DOCTOR FOR KIDS – GLOBE, LLC

		By:	/s/ Jeffrey T. Erickson
		Its:	Manager

ARIZONA’S KIDS DENTAL CARE, LLC

		By:	/s/ Jeffrey T. Erickson
		Its:	Manager
ERICKSON FAMILY TRUST, dated July 20, 2000
/s/ Jeffrey T. Erickson
By:	/s/ Christine E. Erickson		JEFFREY T. ERICKSON, D.D.S.
Christine E. Erickson, Trustee

By:	/s/ Jeffrey T. Erickson
Jeffrey T. Erickson, Trustee

ERICKSON CHILDREN’S EDUCATIONAL TRUST, dated December 29, 1999			/s/ Christopher Barney
CHRISTOPHER BARNEY, D.D.S.
By:	/s/ Christine E. Erickson
Christine E. Erickson, Trustee
/s/ Emerico Gomex, Jr.
By:	/s/ Jeffrey T. Erickson		EMERICO GOMEZ, JR., D.D.S.
Jeffrey T. Erickson, Trustee

ERICKSON INVESTMENT LIMITED PARTNERSHIP			/s/ Paul Brenchley
PAUL BRENCHLEY, D.D.S.

By:	Erickson Family Trust dated July 20, 2000, its General Partner

By:	/s/ Christine E. Erickson		/s/ Christe D. Erockson
	Christine E. Erickson, Trustee		CHRISTE D. ERICKSON

By:	/s/ Jeffrey T. Erickson
Jeffrey T. Erickson, Trustee
BRENCHLEY DENTAL CONTRACTING, PLC

		By:	/s/ Paul Brenchley
		Its:	Owner

Exhibit 1.4(a)

Settlement Statement

Cash Consideration	$18,700,000
Less:
McCann & Associates	$660,000
Total Payoffs	$660,000
Aggregate Proceeds to Tooth Doctor	$18,040,000

Disbursement of Aggregate Proceeds
Percentage to Owners of each Seller:		Cash Proceeds
Central – 35% of Aggregate Proceeds		$6,314,000
Amount to be paid to Central	85%	$5,366,900
Owners:
Brenchley PLC	12.5%	$789,250
Ms. Erickson	2.5%	$157,850
Doctor for Kids – 30.75% of Aggregate Proceeds		$5,547,300
East Valley – 31.25% of Aggregate Proceeds		$5,637,500
Amount to be paid to East Valley	68%	$3,833,500
Owners:
Dr. Barney	20.0%	$1,127,500
Dr. Gomez	10.0%	$563,750
Ms. Erickson	2.0%	$112,750
Globe – 0.00% of Aggregate Proceeds		$0.00
Kids Dental – 3.00% of Aggregate Proceeds		$541,200
TOTAL		$18,040,000

Exhibit 1.4

Allocation of Cash Consideration

See attached.

Exhibit A

Representations and Warranties of Care for Kids

A.1. Organization and Standing. Care for Kids is a limited liability company duly organized, validly existing, and in full force and effect under the laws of the State of Delaware. Care for Kids has full limited liability company power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted and is duly qualified or licensed as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect (as defined in Section B.9(a) of Exhibit B attached hereto) on Care for Kids and its subsidiaries, taken as a whole. Care for Kids is not in default in the performance, observation, or fulfillment of any provision of its certificate of incorporation or formation, bylaws, or other organizational documents, each as amended to date.

A.2. Capitalization.

(a) Membership Interests. ADP-CFK is the sole holder of the issued and outstanding membership interests in Care for Kids, each of which has been duly authorized and validly issued, is fully paid and non-assessable, and has not been issued in violation of any preemptive or similar rights.

(b) No Other Commitment. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by ADP-CFK of any membership interests in or other securities of Care for Kids, nor are there outstanding any securities which are convertible into or exchangeable for any membership interests in or other securities of Care for Kids, and Care for Kids has no obligation of any kind to issue any additional membership interests or other securities, except that pursuant to ADPI’s Amended and Restated Credit Agreement with KeyBank National Association (“KeyBank”) dated February 22, 2005 (the “KeyBank Credit Facility”), KeyBank will have a security interest in the ADP-CFK membership interest in Care for Kids after the Closing.

(c) Compliance With Laws; Liens. The issuance, sale, and transfer by Care for Kids of all of the issued and outstanding membership interests in Care for Kids have been in full compliance with all applicable federal and state securities laws and other laws, and all such membership interests are free and clear of all liens, security interests, encumbrances, pledges, charges, claims, voting trusts and restrictions on transfer of any nature whatsoever, except restrictions on transfer imposed by or pursuant to federal and state securities laws and except that pursuant to the KeyBank Credit Facility, KeyBank will have a security interest in the outstanding membership interests of ADP-CFK in Care for Kids after the Closing. Care for Kids has not agreed to register any securities under the Securities Act of 1933, as amended, and the rules and regulations thereunder or under any state securities law.

A.3. Subsidiaries. Except for Arizona Subsidiary, Care for Kids owns no subsidiary corporations, nor does Care for Kids own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture, or other entity or enterprise (hereinafter, simply “entity”), except to the extent that Care for Kids may be considered to have an indirect ownership interest in other entities in which ADPI has an equity or other ownership interest. Care for Kids is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any entity except for Arizona Subsidiary, pursuant to Section 3 of the Operating Agreement.

A.4. Business. Care for Kids has had no operations prior to the date of this Agreement (other than the filing of its certificate of formation and other organizational activities necessary to prepare for the consummation of the transactions contemplated hereby).

A.5. Power and Authority. Care for Kids has all requisite limited liability company power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action on the part of Care for Kids. This Agreement has been duly executed and delivered by Care for Kids and constitutes the legal, valid and binding obligation of Care for Kids, enforceable against Care for Kids in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equitable principles.

A.6. Conflicts; Consents and Approvals. The execution and delivery of this Agreement by Care for Kids and the consummation by them of the transactions contemplated in this Agreement will not:

(a) Violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any third party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Care for Kids under any of the terms, conditions or provisions of the certificate of incorporation or formation or bylaws, each as amended to date, of Care for Kids, or any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Care for Kids is a party and which is material to ADPI and its subsidiaries (including, without limitation, Care for Kids), taken as a whole, except that pursuant to the KeyBank Credit Facility, KeyBank will have a security interest in the Contributed Property after the Closing;

(b) To the best of Care for Kids’ knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Care for Kids or its properties or assets; or

(c) Require any action or consent or approval of, or review by, or registration with any third party, court or governmental body or other agency, instrumentality or authority, other than such actions taken in respect of federal and state securities laws as are contemplated by this Agreement.

A.7. Brokerage and Finder’s Fees. Neither ADPI nor any of its subsidiaries (including, without limitation, Care for Kids), shareholders, directors, officers or employees has incurred, or will incur on behalf of ADPI or Care for Kids, any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

Exhibit B

Representations and Warranties of Tooth Doctor

B.1. Organization and Standing.

(a) Tooth PC is a professional corporation duly organized, validly existing, and in good standing under the laws of the State of Arizona, has full corporate power and authority to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated, and conducted, and is not qualified to do business in any jurisdiction other than the State of Arizona, and neither the nature of the business conducted by it nor the properties it owns, leases, or operates requires it to qualify to do business in any other jurisdiction.

(b) Central, East Valley, Globe, and Kids Dental are limited liability companies duly organized, validly existing, and in good standing under the laws of the State of Arizona, have full limited liability company power and authority to own, lease, use, and operate their properties and to conduct their business as and where now owned, leased, used, operated, and conducted, and they are not qualified to do business in any jurisdiction other than the State of Arizona, and neither the nature of the business conducted by them nor the properties they own, lease, or operate requires them to qualify to do business in any other jurisdiction.

(c) Doctor for Kids is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada, has full limited liability company power and authority to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated, and conducted, and it is not qualified to do business in any jurisdiction other than the State of Nevada and the State of Arizona, and neither the nature of the business conducted by it nor the properties it owns, leases, or operates requires it to qualify to do business in any other jurisdiction.

(d) Erickson Living Trust is a trust duly organized and validly existing, under the laws of the State of Nevada, has full power and authority to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated, and conducted, and neither the nature of the business conducted by it nor the properties it owns, leases, or operates requires it to qualify to do business in any other jurisdiction.

(e) Erickson Children’s Trust is a trust duly organized and validly existing, under the laws of the State of Nevada, has full power and authority to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated, and conducted, and neither the nature of the business conducted by it nor the properties it owns, leases, or operates requires it to qualify to do business in any other jurisdiction.

(f) EILP is a limited partnership duly organized, and validly existing, and in good standing under the laws of the State of Nevada, has full power and authority to own, lease, use, and operate its properties and to conduct its business as and where now owned, leased, used, operated, and conducted, and neither the nature of the business conducted by it nor the properties it owns, leases, or operates requires it to qualify to do business in any other jurisdiction.

(g) No Seller has received any written notice or assertion within the last three years from any governmental official in any jurisdiction to the effect that it is required to be qualified or authorized to do business in any such jurisdiction in which it is not so qualified or has not obtained such authorization. No Seller is in default in the performance, observation, or fulfillment of any provision of its certificate or articles of incorporation or organization, bylaws, or other organizational documents, each as amended to date.

B.2. Capitalization.

(a) Stock Ownership. The issued and outstanding capital stock of Tooth PC consists solely of a single class of common equity voting stock, which has been duly authorized and validly issued, is fully paid and non-assessable, is owned legally and beneficially by Dr. Erickson, and none of which has been issued in violation of any preemptive or similar rights;

(b) Membership Interests. The membership interests of:

(i) Central consist solely of a single class of membership voting units or similar interests, all of which are owned legally and beneficially by Tooth PC (85%), Brenchley PLC (12.5%), and Ms. Erickson (2.5%), and none of which has been issued in violation of any preemptive or similar rights;

(ii) Doctor for Kids consist solely of a single class of membership voting units or similar interests, all of which are owned legally and beneficially by EILP (99%) and Tooth PC (1%) and none of which has been issued in violation of any preemptive or similar rights;

(iii) East Valley consist solely of a single class of membership voting units or similar interests, all of which are owned legally and beneficially by Dr. Erickson (1%), Dr. Barney (20%), Dr. Gomez (10%), Ms. Erickson (2%), and EILP (67%), and none of which has been issued in violation of any preemptive or similar rights;

(iv) Globe consist solely of a single class of membership voting units or similar interests, all of which are owned legally and beneficially by East Valley (100%) and none of which has been issued in violation of any preemptive or similar rights;

(v) Kids Dental consist solely of a single class of membership voting units, all of which are owned legally and beneficially by EILP (88%), Brenchley PLC (10%), and Ms. Erickson (2%) and none of which has been issued in violation of any preemptive or similar rights;

(vi) The primary beneficiaries of the Erickson Living Trust are Dr. Erickson and Christine E. Erickson. Dr. Erickson and Christine E. Erickson are the authorized Trustees of the Erickson Living Trust;

(vii) The primary beneficiaries of the Erickson Children’s Trust are the children of Dr. Erickson and Christine E. Erickson. Dr. Erickson and Christine E. Erickson are the authorized Trustees of the Erickson Children’s Trust;

(viii) The partnership interests of EILP consist solely of a single class of partners with membership voting rights, all of which are owned legally and beneficially by Erickson Children’s Trust (99%) and the Erickson Family Trust (1%).

(b) No Other Commitment. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by any Seller of any membership interests or other securities of any Seller, nor are there outstanding any securities which are convertible into or exchangeable for any membership interests of any Seller, and no Seller has any obligation of any kind to issue any additional securities or membership interests.

(c) Compliance with Laws; Liens. The issuance, sale, and transfer by Sellers of all of the issued and outstanding membership interests of Sellers have been in full compliance with all applicable federal and state securities laws and other laws, and all such membership interests are free and clear of all liens, security interests, encumbrances, pledges, charges, claims, voting trusts and restrictions on transfer of any nature whatsoever, except restrictions on transfer imposed by or pursuant to federal and state securities laws. No Seller has agreed to register any securities under the Securities Act of 1933, as amended, and the rules and regulations thereunder or under any state securities law.

B.3. Subsidiaries. Except for Globe, which is a wholly owned subsidiary of East Valley, no Seller owns any subsidiary corporations or, directly or indirectly, any equity or other ownership interest in any entity. No Seller is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any entity.

B.4. Business and Assets.

(a) Except to the extent set forth on Schedule B.4, each Seller is and has been engaged in the business of providing dental services to children (including orthodontic services), primarily to children covered by AHCCCS, and is not engaged in any other business whatsoever except as may be incidental to the foregoing.

(b) The Contributed Property includes all assets used by Sellers in the Business. For purposes of clarification, other than (1) the offices leased to Sellers for use in the Business, (2) ownership by EILP (which is beneficially owned by the Erickson Living Trust and the Erickson Children’s Trust) in Doctor for Kids, East Valley, and Kids Dental, and (3) the trade names owned by Dr. Erickson (which will be assigned to Care for Kids), no real estate trust or other entity beneficially owned by Dr. Erickson or any of his immediate family members, or any trust established for the benefit of Dr. Erickson or any of his immediate family members, or any trust for which Dr. Erickson serves as trustee, legally, beneficially, or equitably owns or has any interest in any assets of Sellers used in the Business, including without limitation leasehold improvements.

B.5. Power and Authority; Capacity. Each Seller has all requisite corporate or limited liability company (as applicable) power and authority to enter into this Agreement and perform its obligations under this Agreement. Tooth PC, Brenchley PLC, Erickson Living Trust, the

Erickson Children’s Trust, and EILP have all requisite power and authority to enter into this Agreement and perform their respective obligations under this Agreement. This Agreement and the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Tooth PC and Brenchley PLC and all necessary limited liability company action on the part of Central, Doctor for Kids, East Valley, Globe, and Kids Dental, and all necessary actions on the part of Erickson Living Trust, Erickson Children’s Trust, and EILP. Each Seller and each Owner has the capacity and right to enter into this Agreement and perform all of its obligations under this Agreement without any restriction. This Agreement has been duly executed and delivered by each Seller and each Owner and constitutes the legal, valid, and binding obligations of each Seller and each Owner enforceable against each Seller and each Owner in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equitable principles. No other action or proceeding by or in respect of any Seller or Owner is or was necessary to authorize this Agreement of the consummation of the transactions contemplated by this Agreement.

B.6. Consents and Approvals. Except to the extent already obtained or completed by Sellers prior to the Closing, or as set forth on Schedule B.6, or where the failure to obtain or complete would not have and could not reasonably be expected to have a Material Adverse Effect (as defined in paragraph B.9(a), below) on the Business, neither the execution and delivery of this Agreement by Sellers and Owners nor the consummation by Sellers and Owners of the transactions contemplated by this Agreement requires or will require any action, consent, or approval of, or review by, or registration with, any third party, court, or governmental body or other agency, instrumentality, or authority.

B.7. Financial Statements.

(a) Sellers have furnished to Care for Kids, for each of the fiscal years ended December 31, 2003, 2004, and 2005, the statements of assets, liabilities, and equity for Sellers as of the end of such fiscal year and the related statements of revenue, expenses, and retained earnings and cash flows (collectively, the “Financial Statements”). The Financial Statements were prepared on a cash basis, were prepared from and are in accordance with the books and records of Sellers, and fairly present the financial condition of Sellers as of the dates stated and the results of operations of Sellers for the periods then ended in accordance with such practices.

(b) Sellers have furnished to Care for Kids the statements of assets, liabilities, and equity for Sellers as of September 30, 2006, and the related statements of revenue, expenses, and retained earnings and cash flows for the period beginning on January 1, 2006 through September 30, 2006 (collectively, the “Interim Statements”). The Interim Statements were prepared on a cash basis, were prepared from and are in accordance with the books and records of Sellers, and fairly present the financial condition of Sellers as of the dates stated and the results of operations of Sellers for the periods then ended in accordance with such practices.

(c) Sellers have furnished to Care for Kids the pro forma statements of assets, liabilities, and equity for Sellers as of the Effective Time (the “Estimated Closing Balance Sheet”). The Estimated Closing Balance Sheet was prepared on the accrual basis and in accordance with the books and records of Sellers (but using only such information as was available as of the Closing Date), and, due to the limitations inherent in the fact that the Estimated Closing Balance Sheet is “as of” the Effective Time, is a good faith estimate of the financial condition of Sellers as of the Effective Time and the results of operations of Sellers for the period then ended.

B.8. Undisclosed Liabilities. Except as set forth on Schedule B.8, no Seller has any liability or obligation of any nature (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) except:

(a) Those set forth in the Financial Statements, the Interim Statements, and the Estimated Closing Balance Sheet; and

(b) Those arising from and after the date of this Agreement under agreements or other commitments specifically identified in Schedule B.8-2.

B.9. Absence of Certain Changes. Except as set forth in Schedule B.9, since December 31, 2005, there has not been:

(a) Any material adverse change in or effect on the business, operations, assets, properties, prospects, rights, or condition (financial or otherwise) of any Seller or the ability of any Seller to consummate the transactions contemplated by this Agreement, or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change or effect (a “Material Adverse Effect”) on the Business;

(b) Any declaration, setting aside, or payment of any distribution or payment (in cash or in kind) by any Seller to any of its shareholders or members or any direct or indirect redemption, purchase, or other acquisition by any Seller of any of its capital stock, membership interests, or other securities or any rights or agreements to purchase or acquire any of its capital stock, membership interests, or other securities;

(c) Any increase in amounts payable by any Seller to or for the benefit of, or committed to be paid by any Seller to or for the benefit of, any of its shareholders, members, directors, managers, or officers, or any consultant, agent, independent contractor, or employee of any Seller, or any relatives of any such person, or any increase in any benefits granted under any bonus, profit-sharing, pension, retirement, deferred compensation, insurance, or other direct or indirect benefit plan, payment or arrangement made to, with, or for the benefit of any such person, excepting only (i) reimbursement, in the ordinary course of business consistent with past practices, of out-of-pocket expenses incurred by employees or independent contractors of any Seller directly in connection with the Business, (ii) compensation in amounts consistent with past practices, and (iii) cost-of-living or other adjustments to compensation consistent with past practices;

(d) Any transaction entered into or carried out by any Seller other than in the ordinary and usual course of business

(e) Any borrowing or agreement to borrow funds by any Seller, any incurring by any Seller of any other obligation or liability (contingent or otherwise), except current liabilities incurred in the usual and ordinary course of business (consistent with past practices), or any endorsement, assumption, or guarantee of payment or performance of any loan or obligation of any other individual, firm, corporation, or other entity by any Seller;

(f) Any material change in any Seller’s method of doing business or any change in any Seller’s accounting principles or practices or its methods of application of such principles or practices;

(g) Any mortgage, pledge, lien, security interest, hypothecation, charge, or other encumbrance imposed or agreed to be imposed on or with respect to the property or assets of any Seller;

(h) Any sale, lease, or other disposition of, or any agreement to sell, lease, or otherwise dispose of any of the properties or assets of any Seller, other than in the usual and ordinary course of business consistent with past practices;

(i) Any purchase of or any agreement to purchase assets (other than inventory purchased in the ordinary course of business consistent with past practices) for an amount in excess of $10,000 for any one purchase made by any Seller or $25,000 for all such purchases made by any Seller or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by any Seller exceeding an aggregate of $10,000;

(j) Any loan or advance made by any Seller to any individual, firm, corporation, or other entity;

(k) Any modification, waiver, change, amendment, release, rescission, or termination of, or accord and satisfaction with respect to, any material term, condition, or provision of any contract, agreement, license, or other instrument to which any Seller is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business;

(l) Any labor dispute or disturbance adversely affecting the operation or condition (financial or otherwise) of the Business, including without limitation the filing of any petition or charge of unfair labor practice with any governmental or regulatory authority, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slow down; or

(m) Any disciplinary or other similar action, proceeding, or investigation taken by any governmental or accrediting board, agency, or authority against or with respect to any Seller, any shareholder or member of any Seller, or any employee or, to the best of each Owner’s knowledge, independent contractor of any Seller.

B.10. Taxes.

(a) Except as set forth on Schedule B.10-1, each Seller has duly, properly, and timely filed all federal, state, local and foreign tax returns and tax reports required to be filed by it, all such returns and reports are true, correct and complete, other than an amendment to the 2005 return of Kids Dental none of such returns and reports have been amended, and any and all taxes, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person, assessments, fees and other governmental charges due from it, including without limitation those arising under such returns and reports, have been fully paid or are fully accrued as liabilities in the Financial Statements, the Interim Statements, or the Estimated Closing Balance Sheet and will be timely paid. No claim has been made by authorities in any jurisdiction where any Seller did not file tax returns that it is or may be subject to taxation or to reporting therein. Except as set forth on Schedule B.10-1, each Seller has duly, properly, and timely filed all returns and reports required to be filed by it, and has duly, properly, and timely remitted or delivered all property required to be remitted or delivered by it, under the Revised Arizona Unclaimed Property Act, and all amounts or property due from it under such Act have been fully paid or are fully accrued as liabilities in the Financial Statements, the Interim Statements, or the Estimated Closing Balance Sheet.

(b) Each Seller has delivered to Care for Kids copies of all federal, state, local, and foreign income tax returns filed for it for taxable periods ended on or after December 31, 2003. Schedule B.10-2 sets forth the dates and results of any and all audits conducted by taxing authorities against any Seller within the last five years or otherwise with respect to any tax year for which assessment is not barred by any applicable statute of limitations. No waivers of any applicable statute of limitations for the filing of any tax returns or payment of any taxes or assessments of any deficient or unpaid taxes are outstanding. Except as set forth in Schedule B.10-2, all deficiencies resulting from any audits have been paid or settled. There are no pending or, to the best of each Owner’s knowledge, threatened federal, state, local or foreign tax audits or assessments affecting any Seller and no agreement with any federal, state, local or foreign taxing authority that may affect the subsequent tax liabilities of any Seller.

(c) No Seller is liable for taxes, assessments, fees or governmental charges for which it has not made adequate provision, including setting aside a sufficient reserve to cover that potential liability in full in the Financial Statements, the Interim Statements, or the Estimated Closing Balance Sheet. No Seller has received any property which constitutes, or with the passage of time would constitute, unclaimed property subject to remittance or payment to the State of Arizona under the Revised Arizona Unclaimed Property Act for which it has not made adequate provision, including setting aside a sufficient reserve to cover such potential remittance or delivery in full in the Financial Statements, the Interim Statements, or the Estimated Closing Balance Sheet.

(d) There exists no tax-sharing agreement or arrangement pursuant to which any Seller is obligated to pay the tax liability of any other person or entity, or to indemnify any other person or entity with respect to any tax.

(e) The United States of America, the State of Arizona, the State of Nevada, and the Cities of Phoenix, Mesa, and Globe, Arizona constitute all states, territories and jurisdictions to which any tax is properly payable by any Seller or in which a tax report must be filed.

(f) Each Seller has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

B.11. Compliance with Law. Each Seller has complied and is in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies and guidelines promulgated, and all judgments, decisions and orders entered, by any federal, state, local or foreign court or governmental authority, agency, or instrumentality relating to the Business, including without limitation all zoning, fire, safety, building, and asbestos laws, ordinances, regulations and requirements, Environmental Laws (as defined below), Governmental Reimbursement Laws (as defined in Section B.27, below), Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Americans with Disabilities Act of 1990, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Revised Arizona Unclaimed Property Act, all applicable federal, state and local laws, rules and regulations relating to employment, and all applicable laws, rules and regulations governing payment of minimum wages and overtime rates, and the withholding and payment of taxes from compensation of employees; all laws, rules, and regulations relating to the licensing or credentialing of dentists, endodontists, periodontists, prosthodontists, pediatric dentists, orthodontists, oral surgeons, certified registered dental assistants, hygienists, and other dental care professionals involved directly or indirectly with the Business; all federal or state laws and regulations relating to fraud and abuse; and all related laws, ordinances, regulations and requirements (collectively, the “Applicable Laws”). Except as set forth in Schedule B.11-1, no Seller has been charged with or given notice of any violation of any of the Applicable Laws which violation has not been remedied in full (without any remaining liability).

Schedule B.11-2 sets forth a list of all franchises, licenses, permits, consents, authorizations, approvals and certificates which are necessary for the Business to be carried on as presently conducted (collectively, the “Permits”), each of which currently is owned by a Seller and is valid and in full force and effect. Except as set forth in Schedule B.11-2, no Seller is in violation of any of the Permits, and there are no pending or, to the best of each Owner’s knowledge, threatened proceedings which could result in the revocation or cancellation of, or inability of any Seller to obtain or renew, any Permit.

Except as set forth in Schedule B.11-3, (a) No Seller has not disposed of, or contracted for the disposal of, hazardous wastes, hazardous substances, infectious or medical waste, radioactive waste or sewage sludge, and (b) no such wastes, substances, or sludge generated by any Seller have finally come to be located on any site which is or has been (including as a potential or suspect site) included in any published federal, state, or local “superfund” or other list of hazardous or toxic waste sites.

For purposes of this Agreement, “Environmental Laws” shall mean all federal, state, and local environmental laws, statutes, ordinances, and codes relating to the protection of public health or the environment (including without limitation any water, land, subsurface, air, fish, wildlife, and other natural resources) or governing the use, storage, treatment, generation, transportation, processing, handling, management, production, or disposal of solid wastes, medical wastes, toxic substances, hazardous wastes, hazardous substances, petroleum, petroleum-based products, radio-nuclides, or other radioactive materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders, and directives of federal, state, and local government agencies and authorities with respect thereto.

B.12. Proprietary Rights. Schedule B.12-1 sets forth:

(a) All material names, patents, inventions, trade secrets, proprietary rights, computer software, trademarks, trade names, service marks, logos, copyrights and franchises, and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof (1) which any Seller owns or has the right to use or to which it is a party and (2) which is used in the operation of the Business; and

(b) All filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices (all items in (a) and (b) of this section being sometimes hereinafter referred to collectively as the “Proprietary Rights”).

Except as set forth in Schedule B.12-2, Sellers (or Dr. Erickson for the trade names used in connection with the Business) are the sole and exclusive owners of all right, title and interest in and to all Proprietary Rights free and clear of all liens, claims, charges, equities, rights of use, encumbrances and restrictions whatsoever, and there is no pending or, to the best of each Owner’s knowledge, threatened investigation, proceeding, inquiry or other review by any federal, state, local or foreign regulatory, administrative or governmental office or offices with respect to any Seller’s right, title or interest in any Proprietary Right.

No name, patent, invention, trade secret, proprietary right, computer software, trademark, trade name, service mark, logo, copyright, franchise, license, sublicense, or other such right, other than the Proprietary Rights, is necessary for the operation of the Business in substantially the same manner as it is presently conducted. The Business has not been and is not now being conducted in contravention of any trademark, copyright or other proprietary right of any third party.

Except as set forth in Schedule B.12-3, none of the Proprietary Rights: (i) has been hypothecated, sold, assigned or licensed by any Seller or any other person, corporation, firm or other entity; (ii) to the best of each Seller and Owner’s knowledge, infringes upon or violates the rights of any person, firm, corporation, or other entity; (iii) to the best of each Seller and Owner’s knowledge, is subject to challenge, claims of infringement, unfair competition or other claims; or (iv) to the best of each Seller or Owner’s knowledge, is being infringed upon or violated by any person, firm, corporation or other entity.

Except as set forth in Schedule B.12-4: (A) No Seller has given, directly or indirectly, any indemnification against patent, trademark or copyright infringement as to any equipment, materials, products, services or supplies which any Seller uses, licenses, or sells; (B) to the best of each Owner’s knowledge, no product, process, method or operation presently sold, engaged in, or employed by any Seller infringes upon any rights owned by any other person, firm, corporation, or other entity; and (C) there is no pending or, to the best of each Owner’s knowledge, threatened claim or litigation against any Seller contesting the right of any Seller to sell, engage in, or employ any such product, process, method, or operation.

Except as set forth in Schedule B.12-5, Sellers have exclusive rights to own and use the computer software used in the operation of Business (the “Software”). Schedule B.12-1 lists and briefly describes, and Sellers have provided to Care for Kids true, correct, and complete copies of, all material licenses, agreements, documents, and other materials relating to the Software and to the rights of Sellers therein. No Seller has licensed or otherwise authorized any other person to use or make use of all or any part of the Software, nor has it granted, assigned, or otherwise conveyed any right in or to the Software.

B.13. Restrictive Documents or Laws. Except as set forth in Schedule B.13, No Seller is a party to or bound under any mortgage, lien, lease, agreement, contract, instrument, law, order, judgment, or decree, or any similar restriction not of general application, which has a Material Adverse Effect on or reasonably could be expected to have a Material Adverse Effect on: (a) the condition of the Business (financial or otherwise) or the assets used therein; (b) the continued operation of the Business after the Closing on substantially the same basis as that on which it is currently operated; or (c) the consummation of the transactions contemplated by this Agreement.

B.14. Insurance. Sellers have been and are insured with respect to their property and the conduct of the Business in such amounts and against such risks as are sufficient for compliance with Applicable Laws and as are adequate to protect the Business in accordance with normal industry practice. Such insurance is and has been provided by insurers unaffiliated with Sellers, which insurers are, to the best of each Owner’s knowledge, financially sound and reputable. Set forth in Schedule B.14 is a true, correct, and complete list of all insurance policies and bonds, if any, in force for which any Seller or any person employed or otherwise retained by any Seller is named as an insured party, or for which any Seller or any person employed or otherwise retained by any Seller has paid any premiums, and such lists correctly state the name of the insurer, the name of each insured party, the type and amount of coverage, deductible amounts, if any, the expiration date and the premium amount of each such policy or bond. Except as set forth in Schedule B.14, all such policies or bonds are currently in full force and effect, and no notice of cancellation or termination has been received with respect to any such policy or bond. All premiums due and payable on such policies and bonds have been paid. Except as disclosed in Schedule B.14, no Seller is a co-insurer under any term of any insurance policy.

B.15. Bank Accounts, Depositories; Powers of Attorney. Set forth in Schedule B.15 is a true, correct, and complete list of the names and locations of all banks or other depositories in which any Seller has one or more accounts or safe deposit boxes, and the names of the persons authorized to draw thereon, borrow therefrom, or have access thereto. Except as set forth in Schedule B.15, no person or entity has a power of attorney from any Seller.

B.16. Title to and Condition of Properties. Except as set forth in Schedule B.16-1, Each Seller has good, valid, and marketable title to all of its assets of every kind, nature, and description, tangible or intangible, wherever located, all of which taken together constitute all of the property now used in and necessary for the conduct of the Business as presently conducted (including without limitation all assets shown or reflected on the Financial Statements, the Interim Statements, and the Estimated Closing Balance Sheet). Except as set forth in Schedule B.16-2, all such assets are owned free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever, including without limitation: (a) rights or claims of parties in possession; (b) easements or claims of easements; (c) encroachments, overlaps, boundary line or water drainage disputes or any other matters; (d) any lien or right to a lien for services, labor or material furnished; (e) special tax or other assessments; (f) options to purchase or lease; (g) contracts, covenants, or reservations which restrict the use of such properties; and (h) violations of Environmental Laws and zoning, fire safety, building, and other laws, ordinances and regulations applicable to such properties. The current uses of all such assets are in compliance with all federal, state, local or other governmental building, zoning, health, safety, platting, subdivision or other law, ordinance or regulation, or any applicable private restriction, and such uses are legal conforming uses. Except as set forth in Schedule B.16-3, no financing statement under the Uniform Commercial Code or similar law naming any Seller as debtor has been filed in any jurisdiction, and no Seller is a party to or bound under any agreement or legal obligation authorizing any party to file any financing statement. Set forth in Schedule B.16-4 is a complete and accurate description of all of the real property owned, leased, or used by any Seller, and no Seller owns, leases, or uses no other real property.

Except as set forth in Schedule B.16-5, all real property and structures and all machinery, equipment, and other tangible personal property owned, leased or used by any Seller which are material to the operation of the Business are suitable for the purpose or purposes for which they are being used (including full compliance with all Applicable Laws relating to such use), and are in good condition and repair. There are no material structural defects in the exterior walls or the interior bearing walls, the foundation or the roof of any building or other such structure owned or used by any Seller, and the electrical, plumbing, heating, and air conditioning systems of all such structures are in good operating condition. No hazardous waste or toxic material has been disposed of, discharged on, or leaked from, or has otherwise contaminated, any real property owned, leased, or used by any Seller, and no hazardous waste or toxic material is stored upon or in any real property owned, leased, or used by any Seller (including without limitation any underground storage tanks). No Seller has received any notice of non-compliance or violations or threatened non-compliance or violations of any Environmental Laws relating to any real property owned, leased, or used by any Seller. The utilities servicing the real properties owned, leased, or used by Sellers are adequate to permit the continued operation of the Business as currently operated, and there are no pending or, to the best of each Owner’s knowledge, threatened zoning, condemnation or eminent domain proceedings, building, utility or other moratoria, or injunctions or court orders which would materially affect such continued operation.

B.17. Brokerage and Finder’s Fees. Except as set forth in Schedule B.17, no Seller or Owner, nor any of their respective members, shareholders, managers, directors, officers, employees, agents, or representatives, has incurred or will incur, on behalf of any Seller or Owner, any brokerage, finder’s, or similar fee in connection with the transactions contemplated by this Agreement.

B.18. Legal Proceedings, etc. Except as set forth in Schedule B.18-1, there are no (and since January 1, 2003, there have been no) claims, proceedings, suits, or investigations pending or, to the best of each Owner’s knowledge, threatened against or relating to any Seller or the Business (or any of the employees or, to the best of each Owner’s knowledge, independent contractors of any Seller in connection with the Business), by or before any federal, state, local or foreign court or governmental body, agency, or authority. There are no such claims, proceedings, suits or investigations pending or, to the best of each Owner’s knowledge, threatened for the purpose of enjoining or preventing the consummation of the Contribution or any other transaction contemplated by this Agreement or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement. Except as set forth in Schedule B.18-2, no Seller is subject to any judgment, order, or decree, or any governmental restriction applicable to it, which has a reasonable probability of having a Material Adverse Effect on the Business, or which may materially adversely affect the ability of any Seller to acquire any property or conduct the Business as it is currently being conducted. Except as set forth in Schedule B.18-3, to the best of each Owner’s knowledge, there are no facts, circumstances, or occurrences which may give rise to any claims, proceedings, or suits against any Seller, or any of the employees or independent contractors of any Seller in connection with the Business.

B.19. ERISA.

(a) Schedule B.19 identifies each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and each other material plan, arrangement, policy or agreement which is or was at any time during the last five years maintained, administered or contributed to by any Seller or any Affiliate (as defined below in this Section B.19) of any Seller and covers any current or former employee or member of any Seller or any Affiliate of any Seller or under which any Seller or any Affiliate of any Seller has any liability. Copies of such plans, arrangements, policies, or agreements or, if none, descriptions thereof (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Care for Kids together with, if applicable, the three most recent annual reports (Form 5500) prepared in connection with any such plan. Such plans, arrangements, policies, or agreements or, if none, descriptions thereof are referred to collectively herein as the “Employee Plans.” For purposes of this Section B.19 only, “Affiliate” of any person or entity means any other person or entity which, together with such person or entity, would be treated as a single employer under Section 414 of the Code, or is an “affiliate,” whether or not incorporated, as defined in Section 407(d)(7) of ERISA, of such person or entity. The only Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2) of ERISA (the “Pension Plans”) are identified as such on Schedule B.19.

(b) Each Employee Plan has been maintained, funded, and administered in accordance with its terms, ERISA, the Code, and any applicable state law. Except as described in Schedule B.19, no Employee Plan constitutes a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a “defined benefit plan,” as defined in Section 3(35) and subject to Title IV of ERISA. No Employee Plan provides post-retirement medical or other welfare-type benefits or is maintained in connection with any trust described in Section 501(c)(9) of the Code. Full payment has been made of all amounts which Tooth Doctor or any Affiliate of any Seller is required to have paid as contributions to or benefits under any Employee Plan, and there are no unfunded obligations under any Employee Plan that have not been disclosed to Care for Kids in writing prior to the Closing. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has made or will make any Seller or any Affiliate of any Seller liable for any tax pursuant to Section 4975 of the Code. There is no pending or, to the best of each Owner’s knowledge, threatened litigation, arbitration, disputed claim, adjudication, audit, examination or other proceeding (other than routine claims for benefits) with respect to any Employee Plan. Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date and, except as set forth in Schedule B.19, has received a favorable determination from the Internal Revenue Service that takes into account all recent changes in law.

(c) Except as set forth in Schedule B.19, the execution of, and the consummation of the transactions contemplated by, this Agreement will not constitute a triggering event under any Employee Plan, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (of severance pay or otherwise), acceleration, increase in vesting, or increase in benefits to any current or former participant in such Employee Plan or current or former employee or manager of any Seller.

(d) Any reference to ERISA or the Code or any section thereof shall be construed to include all amendments thereto and applicable regulations and administrative rulings thereunder.

B.20. Contracts. Schedule B.20-1 lists and briefly describes each contract, purchase order, agreement, lease, executory commitment, arrangement, and understanding (written or oral) to which any Seller is a party which (a) (i) involves payments or commitments in excess of $10,000 (in the aggregate), (ii) extends beyond one year, unless cancelable by such Seller on 60 or fewer days’ notice without any liability, penalty, or premium, or (iii) is otherwise material to the condition, operations, assets, business, or prospects of any Seller, (b) is with any current or former member, manager, officer, employee, agent, or independent contractor of any Seller or any person related by blood or marriage to any such person, or any person or entity controlling, controlled by, or under common control with any such person, and not terminable at will by such Seller, (c) provides for the future purchase by any Seller of any materials, equipment, services, or supplies and either (i) continues for a period of more than 12 months (including periods covered by any option to renew by either party), (ii) provides for a price in excess of current market prices, or (iii) is in excess of normal operating requirements over its remaining term, or (d) involves any of the following: (i) any borrowings or guarantees; (ii) any contracts containing covenants purporting to limit the freedom of any Seller to compete in any line of business or provide any of its services in any geographic area; (iii) any obligation or commitment which limits the freedom of any Seller to sell, lease, license, or otherwise provide its services or to solicit or hire employees; (iv) any contract or agreement the performance of which can reasonably be expected to result in a loss to any Seller; or (v) any obligation or commitment providing for indemnification or responsibility for the obligations or losses of any person. All of such contracts, agreements, leases, commitments, and other arrangements and understandings are valid and binding, in full force and effect and enforceable in accordance with their respective provisions.

Schedule B.20-2 lists and briefly describes each contract, agreement, arrangement, and understanding (written or oral) to which any Seller is a party, under which such Seller receives revenue, and which (1) involves payments or commitments to such Seller in excess of $10,000 (in the aggregate), including without limitation each Third-Party Payor Agreement pursuant to which any Seller receives in excess of $10,000 per year, or (2) is otherwise material to the condition, operations, assets, or business of any Seller.

No Seller is in violation of or in default in respect of, nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a default under, any contract, agreement, lease, commitment, arrangement, or understanding of the type described in the preceding two paragraphs of this section (each such contract, agreement, lease, commitment, arrangement, or understanding, a “Material Agreement”).

Sellers have delivered to Care for Kids a correct and complete copy of the fee schedule which is currently in effect under each Third-Party Payor Agreement.

Schedule B.20-3 contains a correct and complete list of all dentists employed or otherwise retained by each Seller.

Schedule B.20-4 sets forth an accurate and complete list of each Seller’s 10 largest third-party payors, in terms of revenue generation for such Seller for the nine-month period ended September 30, 2006 (the “Top 10 Third-Party Payors”).

Except as set forth in Schedule B.20-5, No Seller has received any notice from any Top 10 Third-Party Payor to the effect that such Top 10 Third-Party Payor intends to terminate its relationship or unilaterally modify any terms of that relationship, where applicable, with any Seller as a result of any transaction contemplated by this Agreement or otherwise.

Except as set forth in Schedule B.20-6: (A) without limiting the generality of Section B.6, above, consummation by Sellers of the Contribution and the other transactions contemplated by this Agreement neither requires nor will require the action, consent, or approval of any party to any Material Agreement which has not been taken or granted prior to the Closing; (B) there are no unresolved disputes relating to any of the Material Agreements which, individually or in the aggregate, would result in a Material Adverse Effect on the Business; (C) none of the Material Agreements contains any provision that would prevent any Seller or Care for Kids, after the Closing, from enjoying any material benefit under the Material Agreements; and (D) each of the Material Agreements was entered into by the applicable Seller at “arms’-length” and on the basis of commercially reasonable terms.

B.21. Accounts Receivable. All accounts and notes receivable that are reflected in the Financial Statements, the Interim Statements, or the Estimated Closing Balance Sheet (or the accounts receivable aging report delivered with the Estimated Closing Balance Sheet) represent valid obligations arising from sales actually made or services actually performed by Sellers in the ordinary course of the operation of the Business consistent with past practice and are or will be collectible net of the respective reserves, if any, reflected in the Financial Statements, the Interim Statements, or the Estimated Closing Balance Sheet, as applicable. Subject to any such reserves, all such receivables will be paid in full, without any set-off, within 90 days after the Closing Date. There is no contest, claim, or right of set-off with an obligor of any such receivable relating to the amount or validity of such receivable.

Since December 31, 2004, there have been no accounts receivable of any Seller converted to notes receivable or otherwise extended.

Schedule B.21 includes a list of all amounts payable to each Seller by any Affiliate (as defined below in this paragraph) of such Seller (the “Related Party Receivables”) and all amounts payable by each Seller to any Affiliate of such Seller (the “Related Party Payables”), specifying the payor, payee, and amount of each Related Party Receivable and Related Party Payable. For purposes of this Section B.21 only, an “Affiliate” of a Seller shall mean any shareholder, member, director, manager, employee, representative, independent contractor, or other agent of such Seller, any person related by blood or marriage to any such person, or any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with such Seller or any such other person or entity.

B.22. No Conflict or Default. Except as set forth in Schedule B.22, neither the execution and delivery of this Agreement by Sellers nor compliance by Sellers with the terms and provisions of this Agreement, including without limitation the consummation of the transactions contemplated by this Agreement, will: (a) violate in any manner any Applicable Laws or Permits; (b) conflict with or result in the breach of any term, condition, or provision of the certificate or articles of incorporation or organization, bylaws, or other organizational documents of any Seller or of any agreement, deed, contract, undertaking, mortgage, indenture, writ, order, decree, restriction, legal obligation, or instrument to which any Seller is a party or by which any Seller or any of its respective assets is or may be bound or affected; (c) constitute a default (or an event which, with the giving of notice, the passage of time, or otherwise, would constitute a default) thereunder; (d) result in the creation or imposition of any lien, security interest, charge or encumbrance, or restriction of any nature whatsoever with respect to any asset used in the Business; or (e) give to others any interest or rights, including rights of termination, acceleration, or cancellation, in or with respect to any asset used in the Business.

B.23. Books of Account; Records. The general ledgers, corporate record books, and other records relating to the Business, including without limitation the material assets, contracts, and outstanding legal obligations of Sellers, are, in all material respects, complete and correct, and have been maintained in accordance with good business practices, and the matters contained therein are appropriate and accurately reflected in the Financial Statements, the Interim Statements, and the Estimated Closing Balance Sheet.

B.24. Compensation. Set forth in Schedule B.24-1 is an accurate and complete listing of the current compensation of all employees of each Seller whose total current salary and bonus exceeds $40,000 annually and any consultant, advisor, or independent contractor whose compensation exceeds $5,000 annually. Except as set forth in Schedule B. 24-1, there are no other forms of compensation paid to the employees or independent contractors of any Seller listed thereon. Except as set forth in Schedule B.24-1, the provisions for wages and salaries accrued in the Financial Statements, the Interim Statements, and the Estimated Closing Balance Sheet are adequate for wages and salaries and other compensation to Sellers’ employees, including without limitation vacation pay, sick pay, and accrued compensation to any employee, and all commissions and other fees payable to agents, salesmen, independent contractors, and representatives of Sellers. Except as set forth in Schedule B.24-2, no Seller has become obligated, directly or indirectly, to any of its employees or independent contractors or any person related to such person by blood or marriage, except for current liability for such compensation. Except as set forth in Schedule B.24-2, no shareholder or member of any Seller or any employee or independent contractor of any Seller or any person related to such person by blood or marriage holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer, or account of, or other outside business which has material transactions with, any Seller. Except as set forth in Schedule B.24-3, no Seller has any agreement or understanding with any of its employees, representatives, or independent contractors which would influence any such person not to become associated with Care for Kids from and after the Closing or from serving Care for Kids or the Business after the Closing in a capacity similar to the capacity served immediately prior to the Closing. To the best of each Owner’s knowledge, other than as specifically contemplated by Section 3.4, above, none of the employees and independent contractors of any Seller has a present intention to leave the employ of or terminate the relationship with such Seller or has taken any action indicative of leaving the employ of or terminating the relationship with such Seller as a result of the transactions contemplated by this Agreement.

B.25. Labor Relations. Except as set forth in Schedule B.25, no employee of any Seller is represented by any labor union or covered under any collective bargaining agreement, and there is no unfair labor practice complaint against any Seller pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage, or any union organizing campaign, actually pending or, to the best of each Owner’s knowledge, threatened against or involving any Seller. No labor grievance has been filed with any Seller; no arbitration proceeding which has had or may have such an effect has arisen out of or under a collective bargaining or other labor agreement and is pending; and no claim therefor has been asserted. No collective bargaining or other labor agreement is currently being negotiated by any Seller, and no union or collective bargaining unit represents any Seller’s employees. No Seller has experienced any work stoppage or other material labor difficulty during the past five years.

B.26. Suppliers and Third-Party Payors. Except as set forth in Schedule B.26, no supplier of products or services to the Business has indicated that it shall stop, or decrease the rate of, or substantially increase its fees for, supplying products or services to the Business either prior to, or following the consummation of, any of the transactions contemplated by this Agreement. Schedule B.26 sets forth (a) a list of each third-party payor who has terminated its relationship with any Seller since December 31, 2004, or has notified any Seller since December 31, 2004, that it intends to terminate its relationship with Such Seller, and (b) the gross receipts received from each such third-party payor for the 9-month period ending on September 30, 2006. Except as set forth in Schedule B.26, no Seller has suffered the loss of a relationship with any third-party payor that alone or in the aggregate comprises more than 1% of calendar 2004 or calendar 2005 combined actual revenues of the Business as shown in the Financial Statements or 1% of calendar 2006 combined actual revenues of the Business as shown in the Interim Statements, and Owner does not know of any third-party payor that has indicated that it is considering discontinuing to use, or plans to discontinue using, such Seller as its provider of dental services as a result of any of the transactions contemplated by this Agreement.

B.27. Medicare and Medicaid. Sellers and the dentists and dental care professionals employed or retained by Sellers are providers of dental services through Medicare, Medicaid, or other governmental health care reimbursement programs, including without limitation AHCCCS (collectively, the “Governmental Programs”). Sellers and such dentists or other dental care professionals have received and expect to receive reimbursement under such Governmental Programs. No Seller nor any employee of any Seller nor, to the best of each Owner’s knowledge, any independent contractor or other agent of any Seller has violated any law, statute, rule, regulation, or order under or relating to any Governmental Program, including without limitation those relating to fraud and abuse (the “Governmental Reimbursement Laws”).

B.28. Disciplinary Actions. Except as set forth in Schedule B.28, during the three-year period ending on the Closing Date, there have been no disciplinary or other similar actions, proceedings, or investigations taken by the Arizona state dental board or other governmental or accrediting board, agency, or authority against or with respect to any Seller, any employee of any Seller, or, to the best of each Owner’s knowledge, independent contractor of any Seller.

B.29. Complete Disclosure. No representation or warranty by Sellers in this Agreement or the Schedules referred to in this Exhibit B contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading.

B.30. Credit Balances. The total of all Credit Balances is not greater than $590,000.

Exhibit C

Additional Covenants; Conditions; and Terms

1. Additional Covenants of Sellers and Owners. Sellers and Owners hereby jointly and severally agree as follows:

(a) Conduct of Business. Except as otherwise expressly contemplated by this Agreement, from the date of this Agreement until the Closing Date (the “Pre-Closing Period”): (i) no Seller or Owner shall take or permit to be taken any action or do or permit to be done anything in the conduct of the Business that would be contrary to or in breach of any of the provisions of this Agreement or which would cause any representations and warranties of Sellers or Owners contained in this Agreement to be or become untrue in any material respect; (ii) Sellers and Owners shall conduct the Business in the ordinary course substantially in accordance with past practices; and (iii) Sellers and Owners shall use all reasonable efforts to preserve Sellers’ business organization intact, keep available to Care for Kids the present services of Sellers’ employees and independent contractors, and preserve for Care for Kids the goodwill of and all agreements with third parties with whom business relationships exist. Without limiting the generality of the foregoing, during the Pre-Closing Period, except as otherwise expressly contemplated by this Agreement or with the prior written consent of Care for Kids, no Seller shall:

(i) Adopt or propose any change in its certificate of incorporation, articles of organization, operating agreement or other organizational document;

(ii) Redeem, purchase, or otherwise acquire any shares of its capital stock or membership interests; grant any person or entity any right to acquire any shares of its capital stock or membership interests; issue, deliver, sell, or agree to issue, deliver, or sell, any additional shares of its capital stock, membership interests, or any other securities; or enter into any agreement or arrangement with respect to the sale or voting of its shares of capital stock;

(iii) Merge or consolidate with any other person or entity or acquire a material amount of assets or any other person or entity;

(iv) Sell, lease, license, pledge, encumber, or otherwise dispose of any assets or property other than in the ordinary course of business consistent with past practices;

(v) Incur, create, assume, or otherwise become liable for any indebtedness other than indebtedness incurred in the ordinary course of business consistent with past practices;

(vi) Enter into or modify any employment, severance, termination, or similar agreement or arrangement with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultants, or employee;

(vii) Adopt, amend or terminate any employee benefit plan, or increase, amend, or terminate any benefits to officers, directors, consultants, or employees;

(viii) Modify in any material way or terminate any of the contracts listed or required in Exhibit B, except in the ordinary course of business consistent with past practices;

(ix) Settle any claims, litigation, or actions, whether now pending or hereafter made or brought, unless such settlement does not and could not have a Material Adverse Effect on any Seller;

(x) Engage in any transaction, or enter into any agreement, contract, lease, or other arrangement or understanding, with any Affiliate of any Seller or Owner, except for any transactions agreed to in writing by Care for Kids; or

(xi) Agree or commit to do any of the foregoing.

(b) Exclusive Rights. No Seller, nor any Owner, nor any of their respective Affiliates or representatives shall, directly or indirectly, solicit (including without limitation by way of furnishing or making available any non-public information concerning the business, properties or assets of any Seller) or engage in negotiations or discussions with, disclose any of the terms of this Agreement to, accept any offer from, furnish any information to, or otherwise cooperate, assist or participate with any person or organization (other than Care for Kids and its representatives) regarding any Acquisition Proposal (as defined below), except that any person or entity making any Acquisition Proposal may be informed of the restrictions contained in this sentence. Sellers and Owners shall notify Care for Kids promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by, any Seller or Owner. For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal received by any Seller or Owner prior to the Closing regarding the acquisition by purchase, acquisition, lease, or otherwise of any capital stock, membership interest, or other interest in any Seller, any of the business of any Seller, or any material assets, customer relationships or other operations of any Seller.

(c) Access to Records. During the Pre-Closing Period, Sellers and Owners shall: (i) make or cause to be made available to Care for Kids and its representatives, attorneys, accountants and agents, for examination, inspection, and review, the assets and property of Sellers and all books, contracts, agreements, commitments, records and documents of every kind relating to the Business, and shall permit Care for Kids and its representatives, attorneys, accountants and agents to have access to the same at all reasonable times, including without limitation access to all tax returns filed and in preparation and all audit and other work papers of Sellers’ accountants and all reports to management and related responses; (ii) permit representatives of Care for Kids to interview suppliers and personnel of Sellers; and (iii) cooperate in all ways reasonably requested by Care for Kids in connection with the preparation of the audited financial statements of Sellers, if deemed necessary by ADPI.

(d) Notice of Certain Events. Sellers and Owners shall promptly notify Care for Kids of each of the following which occurs during the Pre-Closing Period:

(i) Any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with any of the transactions contemplated by this Agreement;

(ii) Any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

(iii) Any actions, suits, claims, investigations or proceedings commenced or, to the best of any Seller’s or any Owner’s knowledge, threatened against, relating to, involving, or otherwise affecting the Business which, if in existence on the date of this Agreement would have been required to be disclosed by Seller or Owner pursuant to Section B.18 of Exhibit B or which relate to the consummation of any of the transactions contemplated by this Agreement; and

(iv) Any circumstances or events which, if in existence on the date of this Agreement, would make any representation or warranty of Sellers or Owners incorrect or incomplete in any material respect.

2. Conditions to Obligations of Sellers and Owners. The obligations of Sellers and Owners to consummate the Contribution and the other transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Sellers and Owners in writing:

(a) Representations and Warranties. The representations and warranties of Care for Kids set forth in Exhibit A to this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b) Performance of Agreement. Care for Kids shall have performed and observed in all material respects all obligations and conditions to be performed or observed by it under this Agreement or at and as of the Closing Date, specifically including the closing deliveries specified in Section 3.3 of this Agreement.

(c) Certificate. Care for Kids shall have furnished Owners and Sellers with a certificate dated the Closing Date signed by a duly authorized representative to the effect that the conditions set forth in Section 2(a) and (b) of this Exhibit C have been satisfied.

3. Conditions to Obligations of Care for Kids. The obligations of Care for Kids to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment of all of the following conditions unless waived by Care for Kids in writing:

(a) Representations and Warranties. The representations and warranties of Sellers and Owners set forth in Exhibit B to this Agreement shall be true, correct, and complete as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing.

(b) Performance of Agreement. Sellers and Owners shall have performed and observed all obligations and conditions to be performed or observed by them, respectively, under this Agreement at or prior to the Closing, specifically including the closing deliveries specified in Section 3.2(d) of this Agreement.

(c) Closing Certificate. Sellers and Owners shall have furnished Care for Kids with a certificate, dated the Closing Date and signed by Sellers and Owners to the effect that the conditions set forth in Sections 3(a) and (b) of this Exhibit C have been satisfied.

(d) New Employment Agreements. Entrance into the New Employment Agreements by the employees under those agreements.

(e) Professional Personnel – Consent to Assignment. The professional personnel employed or otherwise retained by Sellers shall have signed documents consenting to the assignment of their current employment agreements to Arizona Subsidiary.

(f) Third Party Payor Agreements. Consents to the assignment of the Third Party Payor Agreements listed on Schedule 1.1(j) shall have been received by Care for Kids, to its satisfaction, and Care for Kids has, to its satisfaction, concluded any and all due diligence with respect to the relationship between Sellers and the Top 10 Third Party Payors, it being understood by the Parties that Care for Kids has entered into this Agreement based upon representations that the relationships with the Top 10 Third-Party Payors will continue following consummation of the transactions contemplated by this Agreement.

(g) Investor Questionnaires. All Investor Questionnaires shall have been received by Care for Kids.

(h) Material Adverse Change. No material adverse change having occurred with respect to any Seller’s financial condition, operations, prospects, assets, or business, and no information regarding Sellers’ financial condition, operations, prospects, assets, or business is disclosed to Care for Kids which is materially different from the information provided by Sellers as of the date of this Agreement.

4. Termination. This Agreement may be terminated and cancelled at any time prior to the Closing by Care for Kids: (a) if (i) any of the representations or warranties of Sellers or Owners contained in this Agreement (including the disclosure schedules related to the representations and warranties) shall prove to be inaccurate in any material respect, or any obligation or condition to be performed or observed by Sellers or Owners under this Agreement has not been performed or observed at or prior to the time specified in this Agreement, and (ii) such inaccuracy or failure shall not have been cured within three business days after receipt by Sellers or Owners, as applicable, of written notice of such occurrence from Care for Kids; (b) if any permanent injunction or other order of a court or other competent authority preventing consummation of any of the transactions contemplated by this Agreement shall have become final and non-appealable; (c) in the event a Material Adverse Effect shall have occurred; or (d) if the Closing has not occurred by December 15, 2006.

This Agreement may be terminated and cancelled at any time prior to the Closing by a Majority-in-Interest (as defined below) of Owners if the Closing has not occurred by December 15, 2006. For purposes of this section, “Majority-in-Interest” shall mean greater than 50% of the total Units (as defined in the Operating Agreement) of Care for Kids to be issued to the Owners in Care for Kids as contemplated in Section 1.4(c) of this Agreement.

5. Extension; Waiver. At any time prior to the Closing, Care for Kids may (but shall not be obligated to), to the extent legally allowed: (a) extend the time for the Sellers’ or Owners’ performance of any of their respective obligations; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of Care for Kids to any such extension or waiver shall be valid only if set forth in a written instrument signed by Care for Kids.